Exhibit 10.2

Stock Purchase Agreement

by and among
Stratitude, Inc.,
The Shareholders of Stratitude, Inc.,
and
Quadrant 4 System Corporation

Dated as of November 3, 2016

i

4.5.	No Legal Actions	24
4.6.	Title to the Shares	24
4.7.	Investment Intent	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26
5.1.	Organization of the Purchaser	26
5.2.	Authority	26
5.3.	No Conflict	26
5.4.	Consents	26
5.5.	No Legal Actions	26
5.6.	Investment Intention	27
5.7.	Brokers’ and Finders’ Fees	27
5.8.	Purchaser Shares	27
5.9.	No Representations	27

ARTICLE VI COVENANTS		27
6.1.	Access to Information	27
6.2.	No Solicitation	28
6.3.	Conduct of the Business Prior to Closing	28
6.4.	Regulatory Approvals	29
6.5.	Required Consents	29
6.6.	Notice of Certain Events	29
6.7.	Release of Liens	30
6.8.	Employee Benefit Plans	30
6.9.	Termination of Contracts	30
6.10.	[Intentionally Deleted]	30
6.11.	Indemnification of Officers and Directors	30
6.12.	Satisfaction of Conditions Precedent	31
6.13.	Preservation of Records	31
6.14.	Cooperation with Financing	31
6.15.	Asset Purchase Agreement	31
6.16.	Restrictions on Agama’s Sale or Dissolution	31

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		32
7.1.	Conditions to the Obligations of the Purchaser	32
7.2.	Conditions to the Obligations of the Sellers	33

ARTICLE VIII INDEMNIFICATION		34
8.1.	Survival of the Representations and Warranties	34
8.2.	Indemnification	35
8.3.	Limitations on Liability	36
8.4.	Defense of Third Party Claims	36
8.5.	Indemnification Claims Procedure	37
8.6.	No Contribution	38
8.7.	Right of Setoff	38
8.8.	Exercise of Remedies Other Than by the Purchaser	39
8.9.	Purchase Price Adjustment	39

ARTICLE IX TAX MATTERS		39
9.1.	Taxes and Tax Refunds for Pre-Closing Tax Periods	39
9.2.	Allocation of Straddle Period Taxes	40
9.3.	Tax Returns	40
9.4.	Tax Contests	41

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9.5.	Assistance and Cooperation	42
9.6.	Transfer Taxes	42
9.7.	Treatment of Payments	42

ARTICLE X DEFINITIONS; CONSTRUCTION		42
10.1.	Definitions	42
10.2.	Construction	54

ARTICLE XI GENERAL PROVISIONS		55
11.1.	Expenses	55
11.2.	Public Announcements	55
11.3.	Notices	55
11.4.	Entire Agreement	56
11.5.	Severability	56
11.6.	Specific Performance	56
11.7.	Successors and Assigns; Assignment; Parties in Interest	57
11.8.	Amendment; Waiver	57
11.9.	Governing Law; Venue	57
11.10.	Waiver of Jury Trial	57
11.11.	Other Remedies	58
11.12.	Counterparts; Electronic Delivery	59
11.13.	Time is of the Essence	59
11.14.	Confidentiality	59
11.15.	Liability of Affiliates of the Purchaser or the Sellers	59
11.16.	Sellers’ Representative	60
11.17.	Release	60
11.18.	Effective Time	62

EXHIBITS

Exhibit A – List of Sellers

Exhibit B – Earnout Consideration

Exhibit C – Share Consideration

Exhibit D – Calculation of EBITDA

Exhibit E – Form of Subscription Agreement

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of November 3, 2016 (this “Agreement”), is entered into by and among Quadrant 4 System Corporation, an Illinois corporation (the “Purchaser”), Stratitude, Inc., a California corporation (the “Company”), and all of the shareholders of the Company listed on Exhibit A attached hereto (each referred to herein as a “Seller,” and collectively referred to herein as the “Sellers”).  Unless the context otherwise makes clear, capitalized terms used in this Agreement are defined in Article X.
RECITALS
WHEREAS, the Sellers own of all of the issued and outstanding shares of capital stock of the Company (the “Shares”);
WHEREAS, as an inducement for the Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, each Seller is entering into Non-Competition and Non-Solicitation Agreements in favor of the Purchaser, which shall become effective at the Closing; and
WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares upon the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE SHARES
1.1.          The Purchase and Sale of the Shares.  Upon the terms and subject to the conditions contained herein, at the Closing, each Seller hereby agrees to sell to the Purchaser the Shares as held by such Seller as reflected on Exhibit A, and the Purchaser hereby agrees to purchase the Shares from the Sellers.
1.2.          Purchase Price.   The aggregate purchase price for the Shares is an amount equal to the Final Cash Amount plus the Share Consideration Amount plus the Earnout Consideration, if any, in each case as determined in accordance with the terms and conditions of this Agreement.
1.3.          Closing Statement; Closing Payments.
(a)          Within three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a statement (the “Closing Statement”) executed by the Company setting forth:
(i)          the Company’s good faith estimate of (A) the Closing Net Current Assets (the “Estimated Closing Net Current Assets”), (B) the Closing Debt (the “Estimated Closing Debt”) and (C) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), which Closing Statement quantifies in reasonable detail the items constituting such Estimated Closing Net Current Assets, Estimated Closing Debt and Estimated Unpaid Transaction Expenses, in each case calculated in accordance with the terms and provisions of this Agreement; and
(ii)          on the basis of the foregoing, a calculation of the Estimated Cash Amount.
All such estimates shall control solely for purposes of determining the amounts payable at the Closing pursuant to Sections 1.3(b)(i), 1.3(b)(ii), and 1.3(b)(iii) and shall not limit or otherwise affect the Purchaser’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Purchaser of the accuracy of the amounts reflected thereof.
(b)          At the Closing, the Purchaser shall make or cause to be made the following payments by wire transfer of immediately available funds:
(i)          On the Company’s or one or more of its Subsidiaries’ behalf, to the holders of the Closing Debt, the amount necessary to repay in full all such Closing Debt as set forth in the Payoff Letters delivered by the Company to the Purchaser within three (3) Business Days prior to the Closing Date, such payments to be remitted to the accounts and in the amounts specified in such Payoff Letters;
(ii)          On the Company’s or one or more of its Subsidiaries’ behalf, the amount necessary to pay the Unpaid Transaction Expenses, such payments to be remitted to the accounts and in the amounts specified by the Company in the Closing Statement; and
(iii)          To each Seller, an amount equal to the product of (A) such Seller’s Equity Ownership Percentage multiplied by (B) the Estimated Cash Amount, such payments to be remitted to the accounts designated by the Sellers in the Closing Statement.
1.4.          Final Closing Statement; Post-Closing Adjustments.
(a)          Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative a statement (the “Final Closing Statement”) executed by the Purchaser setting forth (i) the Purchaser’s determination of the Closing Net Current Assets, Closing Debt and Unpaid Transaction Expenses, which Final Closing Statement shall quantify in reasonable detail the items constituting such Closing Net Current Assets, Closing Debt and Unpaid Transaction Expenses reflected in the Final Closing Statement, and in each case calculated in accordance with the terms and provisions of this Agreement, and (ii) on the basis of the foregoing, a calculation of the Final Cash Amount.
(b)          The Final Closing Statement and the calculation of the Final Cash Amount set forth therein shall be final and binding on the Parties unless the Sellers’ Representative delivers to the Purchaser, within sixty (60) days following the Sellers’ Representative’s receipt of the Final Closing Statement (the “Objection Period”), a written notice (the “Objection Notice”) advising the Purchaser that the Sellers dispute the Purchaser’s calculations set forth in the Final Closing Statement.  Such Objection Notice shall describe the nature of any such disagreement in reasonable detail, identifying the specific items as to which the Sellers disagree and shall be accompanied by reasonable supporting documentation.  During the Objection Period, the Purchaser shall cause the Company and its Subsidiaries to provide the Sellers’ Representative with reasonable access (including on-site access and electronic access to the extent available) during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of the Company and its Subsidiaries to the extent reasonably necessary to review the matters and information used to prepare and to support the Final Closing Statement, all in a manner not unreasonably interfering with the business of the Company and its Subsidiaries.  All fees, costs and expenses of the Sellers’ Representative and of the Sellers relating to the review of the Final Closing Statement shall be borne by the Sellers, and all fees, costs and expenses of the Purchaser or the Company relating thereto shall be borne by the Purchaser.  If the Sellers’ Representative timely deliver an Objection Notice during the Objection Period pursuant to this Section 1.4(b), then the Sellers’ Representative and the Purchaser shall attempt in good faith to resolve all such matters identified in such Objection Notice.  If the Sellers’ Representative and the Purchaser are unable to resolve all such disagreements within thirty (30) days after the receipt by the Purchaser of the Objection Notice (or such longer period as may be agreed in writing by the Purchaser and the Sellers’ Representative), then the remaining disputed matters (the “Disputed Matters”) shall be promptly submitted to the Accounting Arbitrator for binding resolution.  The Accounting Arbitrator will consider only the Disputed Matters and shall resolve such Disputed Matters in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall issue a written report setting forth its determination with respect to the Disputed Matters and the Final Cash Amount, which determination shall be final and binding upon the Parties.  The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the Disputed Matters and the Final Cash Amount shall be paid by the Purchaser and by the Sellers based on the relative success of their positions as compared to the final determination of the Accounting Arbitrator.  By way of example, if the Purchaser has taken the position that the Final Cash Amount was $1,000,000 less than the Estimated Cash Amount and the Sellers have taken the position that the Final Cash Amount was $500,000 greater than the Estimated Cash Amount, and the Accounting Arbitrator finally determines that the Final Cash Amount was equal to the Estimated Cash Amount, then the Purchaser shall pay two thirds of the fees and expenses of the Accounting Arbitrator and the Sellers shall pay one third of the fees and expenses of the Accounting Arbitrator. The Purchaser and the Sellers shall, and the Purchaser shall cause the Company and its Subsidiaries to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Accounting Arbitrator, all with the intent to fairly and in good faith resolve the Disputed Matters as promptly as reasonably practicable.
(c)          If the Final Cash Amount, as finally determined in accordance with Section 1.4(b), is less than the Estimated Cash Amount, then the Sellers shall jointly and severally pay to the Purchaser the amount of such difference by wire transfer of immediately available funds within five (5) Business Days after the final determination of such Final Cash Amount.
(d)          If the Final Cash Amount, as finally determined in accordance with Section 1.4(b), is greater than the Estimated Cash Amount, then the Purchaser shall pay or cause to be paid to the Sellers (in accordance with their respective Equity Ownership Percentages and the payment instructions provided by the Sellers) the amount of such difference by wire transfer of immediately available funds within five (5) Business Days after the final determination of such Final Cash Amount.
1.5.          Earnout.
(a)          Subject to the terms and conditions of this Section 1.5, the Sellers shall be entitled to additional consideration for the Shares if the Purchaser meets certain EBITDA targets as set forth below:
(i)          For the 2017 Earnout Period, the Purchaser shall pay to the Sellers the amount of the Guaranteed Earnout as set forth on Exhibit B for the 2017 Earnout Period; provided, however, if the actual EBITDA amount of the Company during the 2017 Earnout Period is equal to or greater than the EBITDA Floor (as set forth on Exhibit B for the 2017 Earnout Period), then the Purchasers shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2017 Earnout Period) plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2017 Earnout Period); provided, further, that if the actual EBITDA of the Company for the 2017 Earnout Period is equal to or greater than the Target EBITDA (as set forth on Exhibit B for the 2017 Earnout Period), then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2017 Earnout Period)  plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2017 Earnout Period), plus (z) 60% of the amount in excess of the Target EBITDA (as set forth on Exhibit B for the 2017 Earnout Period).
(ii)          For the 2018 Earnout Period, the Purchaser shall pay to the Sellers the amount of the Guaranteed Earnout as set forth on Exhibit B for the 2018 Earnout Period; provided, however, if the actual EBITDA amount of the Company during the 2018 Earnout Period is equal to or greater than the EBITDA Floor (as set forth on Exhibit B for the 2018 Earnout Period), then the Purchasers shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2018 Earnout Period) plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2018 Earnout Period); provided, further, that if the actual EBITDA of the Company for the 2018 Earnout Period is equal to or greater than the Target EBITDA (as set forth on Exhibit B for the 2018 Earnout Period), then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2018 Earnout Period)  plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2018 Earnout Period), plus (z) 60% of the amount in excess of the Target EBITDA (as set forth on Exhibit B for the 2018 Earnout Period).
(iii)          For the 2019 Earnout Period, the Purchaser shall pay to the Sellers the amount of the Guaranteed Earnout as set forth on Exhibit B for the 2019 Earnout Period; provided, however, if the actual EBITDA amount of the Company during the 2019 Earnout Period is equal to or greater than the EBITDA Floor (as set forth on Exhibit B for the 2019 Earnout Period), then the Purchasers shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2019 Earnout Period) plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2019 Earnout Period); provided, further, that if the actual EBITDA of the Company for the 2019 Earnout Period is equal to or greater than the Target EBITDA (as set forth on Exhibit B for the 2019 Earnout Period), then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (x) the amount of the Guaranteed Earnout (as set forth on Exhibit B for the 2019 Earnout Period)  plus (y) the amount of the Variable Earnout (as set forth on Exhibit B for the 2019 Earnout Period), plus (z) 60% of the amount in excess of the Target EBITDA (as set forth on Exhibit B for the 2019 Earnout Period).
(b)          All payments due and payable by the Purchaser to the Sellers pursuant to this Section 1.5 shall be paid to the Sellers’ Representative (on behalf of the Sellers) by wire transfer within ninety (90) days after the end of the 2017 Earnout Period, 2018 Earnout Period and 2019 Earnout Period, respectively.  The Sellers’ Representative shall distribute to each Seller an amount of any received Earnout Consideration equal to the product of (A) such Seller’s Equity Ownership Percentage multiplied by (B) the Earnout Consideration received from the Purchaser.
(c)          The obligations of the Purchaser pursuant to this Section 1.5 are subject to (i) that certain Subordination Agreements dated as of the date hereof by and among the Company, the Purchaser, the Sellers, and each of the Lenders, respectively (the “Subordination Agreements”) and (ii) the Purchaser’s right of set off pursuant to Section 8.7 hereof in order to secure the Sellers’ indemnification obligations under Article VIII (Indemnification).
(d)          Notwithstanding anything to the contrary contained herein, no Seller shall be entitled to any Earnout Consideration for any upcoming Earnout Period (and the Purchaser shall have no obligation to pay any such Earnout Consideration) pursuant to this Section 1.5 if both Employee Shareholders’ employment or consulting relationships with the Company are terminated (i) by the Purchaser for Cause or (ii) by such Seller without Good Reason; provided, however, that upon the termination of both Employee Shareholders, Ashish Sanan shall enter into an employment arrangement with the Company on terms no less favorable than the employment terms of each Employee Shareholder immediately prior to such Employee Shareholder’s termination in order to maintain the Sellers’ rights to the Earnout Consideration; provided, further, that, upon a Change in Control, the Earnout Consideration shall accelerate in accordance with the terms and conditions of Section 1.5(f).  For the avoidance of doubt, any Seller whose employment or consulting arrangement with the Company is terminated shall still be entitled to Earnout Consideration so long as any of the Sellers are still in an employment or consulting relationship with the Company at the time such Earnout Consideration is payable in accordance with this Section 1.5.
(e)          Sellers and Purchaser shall mutually agree on a business plan for the Company through the Fiscal Year-Ended 2019 (the “Business Plan”) to be implemented by the Purchaser and Sellers (as employees of Purchaser).
(f)           Subject to the continued employment or consulting relationship of at least one (1) Seller as set forth in Section 1.5(d), upon a Change in Control the Earnout Consideration shall accelerate as follows:

(i)          if the Change in Control occurs on or prior to the end of the 2017 Earnout Period, the Earnout Consideration due and payable upon the consummation of the Change in Control transaction shall equal $1,791,204;
(ii)          if the Change in Control occurs after the end of the 2017 Earnout Period and on or prior to the end of the 2018 Earnout Period, the Earnout Consideration due and payable upon the consummation of the Change in Control transaction shall equal $1,337,996 in addition to the Earnout Consideration already paid for the 2017 Earnout Period; and
(iii)          if the Change in Control occurs after the end of the 2018 Earnout Period and on or prior to the end of the 2019 Earnout Period, the Earnout Consideration due and payable upon the consummation of the Change in Control transaction shall equal $736,364 in addition to the Earnout Consideration paid for the 2017 and 2018 Earnout Periods.
1.6.          Withholding; Deductions.  Each of the Purchaser and the Company, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld.  To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made.
ARTICLE II
 CLOSING AND TERMINATION
2.1.          Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place via the electronic exchange of signature pages between the Parties concurrently with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”).  The transfers and deliveries occurring at the Closing are mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries to occur at the Closing shall have also occurred or been waived in writing by the Party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred, and the Closing shall be effective, as of 10:00 a.m., Pacific time, on the Closing Date.
2.2.          Termination.  This Agreement may be terminated prior to the Closing as follows:
(a)          At the election of the Sellers’ Representative (on behalf of the Sellers) or the Purchaser on or after December 31, 2016, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;
(b)          by mutual written consent of the Purchaser and the Sellers’ Representative (on behalf of the Sellers);
(c)          by the Sellers’ Representative (on behalf of the Sellers) or the Purchaser if there shall be in effect a final nonappealable Judgment of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(d)          by the Purchaser if there shall have been a material breach of any representation, warranty, covenant or agreement of the Sellers set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.1(a) or 7.1(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following the date of the notice of such breach from the Purchaser to the Sellers’ Representative; or

(e)          by the Sellers’ Representative (on behalf of the Sellers) if there shall have been a material breach of any representation, warranty, covenant or agreement of the Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.2(a) or 7.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Purchaser of notice of such breach from the Sellers’ Representative.
2.3.          Procedure Upon Termination.  In the event of termination and abandonment by the Purchaser or the Sellers’ Representative (on behalf of the Sellers), or both, pursuant to Section 2.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated by this Agreement shall be abandoned, without further action by the Purchaser, the Sellers, the Company or the Sellers’ Representative.
2.4.          Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Sellers, the Sellers’ Representative or the Company; provided, however, that (i) the obligations of the parties set forth in this Section 2.4 and Article XI (General Provisions) hereof shall survive any such termination and shall be enforceable hereunder and (ii) nothing in this Section 2.4 shall relieve the Purchaser, the Sellers, the Sellers’ Representative or the Company of any liability for a breach of this Agreement prior to the effective date of termination.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are disclosed in the disclosure letter dated the date of this Agreement and delivered herewith to the Purchaser (the “Disclosure Letter”) referencing the appropriate Section or subsection of this Article III (or as may be otherwise readily apparent on the face of the Disclosure Letter as responsive to any other Section of this Article III), the Company hereby represents and warrants to the Purchaser as of the date of this Agreement as follows (for the avoidance of doubt, for purposes of this Agreement, the assets and liabilities acquired by the Company pursuant to the terms of the Asset Purchase Agreement shall be included as assets and liabilities of the Company in all respects):
3.1.          Organization and Qualification of the Company.
(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business.  Section 3.1 of the Disclosure Letter sets forth, as of the date of this Agreement, each jurisdiction where the Company is duly qualified to do business as a foreign corporation. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
(b)          The Company has made available to the Purchaser a correct and complete copy of the Company’s Constitutional Documents, each as amended and in effect as of the date hereof.  The Company’s Constitutional Documents are in full force and effect and the Company is not in violation of any provision of its Constitutional Documents.  The stock and minute books of the Company made available to the Purchaser for review are correct and complete, no further entries have been made through the date of this Agreement, and such stock and minute books contain an accurate record of all material corporate actions of the Board of Directors (and any committees thereof) and shareholders of the Company taken by written consent or at a meeting.

3.2.          Organization and Qualification of the Subsidiaries.
(a)          Except for the Persons listed in Section 3.2(a) of the Disclosure Letter, the Company does not own or control, and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, other business entity or Person.  The Company does not have, and has never had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of, or otherwise financially support any corporation, partnership, limited liability company, joint venture or other business entity.
(b)          Section 3.2(b) of the Disclosure Letter sets forth, as of the date of this Agreement, the name of each Subsidiary of the Company and, with respect to each such Subsidiary of the Company, the type of entity and the jurisdiction in which it is incorporated or organized.  Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Subsidiary of the Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business.  Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  Section 3.2(b) of the Disclosure Letter lists each jurisdiction where each Subsidiary of the Company is duly qualified to do business as a foreign corporation.
(c)          The Company has made available to the Purchaser a correct and complete copy of each of its Subsidiaries’ Constitutional Documents, each as amended and in effect as of the date hereof.  The Constitutional Documents of each Subsidiary of the Company are in full force and effect and no Subsidiary of the Company is in violation of any provision of its Constitutional Documents.  The stock and minute books of each Subsidiary of the Company made available to the Purchaser for review are correct and complete, no further entries have been made through the date of this Agreement, and such stock and minute books contain an accurate record of all material actions of the Board of Directors (and any committees thereof) and shareholders (or other governing body) of each Subsidiary of the Company taken by written consent or at a meeting.
3.3.          Capitalization.
(a)          Section 3.3(a) of the Disclosure Letter lists (i) the authorized Equity Securities of the Company and each of its Subsidiaries, (ii) the number and kind of Equity Securities of the Company that are issued and outstanding as of the date of this Agreement and the shareholders of record thereof, and (iii) the number and kind of Equity Securities of each of the Company’s Subsidiaries that are issued and outstanding as of the date of this Agreement and the equity holders of record thereof.  All of the outstanding Equity Securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any of the Constitutional Documents of the Company or any of its Subsidiaries, as applicable, or any Contract to which the Company or any Subsidiary is or was a party to.  Except as set forth in Section 3.3(a) of the Disclosure Letter and except for the rights granted to the Purchaser under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts, rights of first refusal, preemptive rights, subscription rights or other rights of any nature to purchase, obtain or acquire, obligating the Company or any of its Subsidiaries to repurchase or redeem, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of the Company or any of its Subsidiaries.  Immediately prior to the Closing, the Company will not have any outstanding Equity Securities other than the Shares as set forth in Section 3.3(a) of the Disclosure Letter.  All of the outstanding Equity Securities of the Company and its Subsidiaries have been issued in compliance with all requirements of Laws and Contracts applicable to the

Company and the Subsidiaries and their respective Equity Securities.  To the Company’s Knowledge, all of the outstanding Equity Securities of the Company are owned by the Sellers free and clear of any and all Liens of any kind whatsoever.  No Equity Securities are held by the Company or any of its Subsidiaries as treasury stock.
(b)          The Company has not adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise) and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company (whether payable in shares, cash or otherwise).
3.4.          Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements executed and delivered or to be executed and delivered by the Company in connection with the transactions provided for hereby, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements, the performance by each of the Company of all of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements, the performance by the Company of all of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each Ancillary Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
3.5.          No Conflict.  Subject to the receipt of the Consents listed in Section 3.5 of the Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (b) conflict with the Constitutional Documents of the Company or any of its Subsidiaries, each as amended to date, or (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, Consent or waiver under, or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Contract, Law, Permit or Judgment binding upon or applicable to the Company, any of its Subsidiaries or any of their respective properties or assets.
3.6.          Consents.
(a)          Except as set forth on Section 3.6(a) of the Disclosure Letter, no Consent under any Contract is required to be obtained, and the Company is not or will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement by the Company or the consummation of the transactions contemplated hereby or thereby.  For purposes of this Agreement, a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice could result in the Company becoming subject to any liability, being required to make any payment or losing or foregoing any right or benefit.
(b)          Except as set forth on Section 3.6(b) of the Disclosure Letter (collectively with the consent set forth on Section 3.6(a) of the Disclosure Letter, the “Required Consents”), no Consent of any

Governmental Entity is required to be obtained from, and no filing is required to be made with, any Governmental Entity, by the Company either (i) in connection with the execution, delivery and performance of this Agreement or any other Ancillary Agreement by the Company, or (ii) the consummation of the transactions contemplated hereby or thereby.
3.7.          Financial Statements.
(a)          Section 3.7 of the Disclosure Letter sets forth (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and 2015 and the unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Unaudited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of June 30, 2016 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the six (6)-month period then ended (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which are reasonably expected to have a material impact on the results of operations of the Company and its Subsidiaries.  The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein.  The books and records of the Company and its Subsidiaries for the periods covered by the Company Financial Statements have been, and the current books and records of the Company and its Subsidiaries are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent with such books and records.
(a)          The accounts receivable reflected on the Company Balance Sheet, and all of the accounts receivable of the Company and its Subsidiaries arising since the Balance Sheet Date, arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered to properly reflect such accounts receivable on a balance sheet in accordance with GAAP.  No such account has been assigned or pledged to any Person and, except only to the extent fully reserved against as set forth on the Company Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.
(b)          All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment.  Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.
(c)          The Company and its Subsidiaries maintain in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Company and its Subsidiaries.  There have not been any significant deficiencies or material weaknesses in the financial reporting of the Company and its Subsidiaries which are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
3.8.          No Undisclosed Liabilities.  Except for (i) the liabilities reflected or reserved against on the Company Balance Sheet, (ii) trade payables and accrued expenses incurred by the Company or any of its Subsidiaries since the Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations under (x) Contracts listed in Section 3.13 of the Disclosure Letter or (y) Contracts not required to be listed in Section 3.13 of the Disclosure Letter, and (iv) liabilities with respect to matters disclosed on the

Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments (whether accrued, absolute, contingent, unliquidated, known, unknown, due or to become due or otherwise, and regardless of when asserted, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).
3.9.          Absence of Certain Changes.  Since the Balance Sheet Date, (i) there have not been any events, occurrences, changes, developments or circumstances that had, or would reasonably be anticipated to have, a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken any Material Action.
3.10.          Title to Assets and Properties; Equipment and Other Tangible Properties.
(a)          The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, a valid leasehold interest in, or otherwise have a valid legal right to use, all of their respective material tangible personal assets and properties (i) reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, other than assets and properties disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (ii) necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted.  All of said properties and assets that are owned by the Company or any of its Subsidiaries are owned free and clear of any Liens, other than Permitted Liens.
(b)          The equipment, furniture, machinery, vehicles, spare parts, structures, fixtures and other tangible property of the Company and its Subsidiaries (the “Tangible Company Properties”) are (i) in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the prior practices of the Company and its Subsidiaries and normal industry standards, and (ii) in compliance in all material respects with all federal and state safety standards.  To the Company’s knowledge, the Tangible Company Properties are free of any structural or engineering defects, and there has not been any significant interruption of the business of the Company and its Subsidiaries due to inadequate maintenance or obsolescence of the Tangible Company Properties.
3.11.          Owned and Leased Real Property.
(a)          Section 3.11(a) of the Disclosure Letter contains a list of each lease, sublease or license pursuant to which the Company or any of its Subsidiaries leases or licenses the use or occupancy of any real property as of the date of this Agreement (each, a “Lease” and, such real property, the “Leased Real Property”).  Each Lease is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect.  There is no material breach or default under any Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto.  No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto.  The Company or one of its Subsidiaries that is either the tenant or licensee named under a Lease has a good and valid leasehold interest in and to the Leased Real Property, and, except to the extent of the portion of any Leased Real Property under a sublease, is in possession of the Leased Real Property.  Neither the Company, any of its Subsidiaries nor any of their respective authorized agents or employees has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment with respect to any Lease.
(b)          Section 3.11(b) of the Disclosure Letter contains a list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or the Subsidiary shown in Section 3.11(b) of the Disclosure Letter as the record owner of such parcel of Owned Real Property has good and marketable fee simple title to the Owned Real Property free and clear of all Liens other than

Permitted Liens.  There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase or lease any Owned Real Property.
(c)          With respect to each Leased Real Property and Owned Real Property, (i) there are no pending or, to the Company’s Knowledge, contemplated, rezoning or special designation proceedings affecting any of the Leased Real Property or the Owned Real Property, (ii) there are no pending or, to the Company’s Knowledge, threatened, condemnation proceedings related to any of the Leased Real Property or the Owned Real Property, (iii) all of the buildings, structures, appurtenances and other improvements situated on any of the Leased Real Property or the Owned Real Property have been maintained in accordance with the Company’s usual business practices, and are in good operating condition and in a state of good maintenance and repair, are adequate for the purposes for which they are presently being used and none of such buildings, structures, appurtenances, fixtures or other improvements, nor the operation or maintenance thereof, violates any restrictive covenant, applicable building, zoning or other applicable land use Laws, and (iv) each parcel of Owned Real Property and Leased Real Property has adequate rights for ingress and egress for operation of their respective businesses in the ordinary course of business, and for service of such property by sewer, water, gas, electric, telephone and other utilities in sufficient capacities as are necessary for operation of their respective businesses in the ordinary course of business.
3.12.          Intellectual Property.
(a)          Section 3.12(a) of the Disclosure Letter (i) sets forth a list and description of all Registered Intellectual Property included in the Company Intellectual Property and (ii) specifies, where applicable, the jurisdictions in which any Registered Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all registered owners.  The Company Intellectual Property includes all intellectual property rights necessary for the Company and its Subsidiaries to conduct their businesses as presently being conducted.  No interest in the Company Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or any of its Subsidiaries to any Person.  The Company and its Subsidiaries are in compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s and its Subsidiaries’ ownership and use thereof.
(b)          The Company and its Subsidiaries are the sole owners of all right, title and interest in and to the Registered Intellectual Property owned by them, and all governmental fees as well as all registration, maintenance and renewal fees associated therewith and due as of the date hereof have been paid in full.  With respect to the Registered Intellectual Property, such registrations, filings or issuances were duly made and remain in full force and effect.  With respect to all Company Intellectual Property, the Company or one of its Subsidiaries either owns such Company Intellectual Property free and clear of any and all Liens (other than Permitted Liens) or, with respect to the Company Intellectual Property which is not owned by the Company or one of its Subsidiaries, the Company or one of its Subsidiaries are validly licensed or otherwise possess valid and enforceable rights to use such Company Intellectual Property as currently used in the conduct of business operations of the Company and its Subsidiaries.  No royalties, honorariums or fees are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership or use of any of the Company Intellectual Property.
(c)          Neither the Company nor any of its Subsidiaries in the operation of its businesses, no service of the Company or any of its Subsidiaries and no utilization of the Company Intellectual Property by or on behalf of the Company or any of its Subsidiaries infringes, violates or misappropriates the intellectual property rights of any third party.  There have been no claims made against the Company or any of its Subsidiaries asserting the infringement, violation, misappropriation, invalidity, abuse, misuse or unenforceability of any of the Company Intellectual Property and, to the Company’s Knowledge, no grounds for any such claims exist.  Neither the Company nor any of its Subsidiaries has received any written notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Company Intellectual Property.  Neither the Company nor any of its Subsidiaries has made any claim of any violation or infringement by others of any of the Company Intellectual Property or interests therein and, to the Company’s Knowledge, no grounds for any such claims exist.
(d)          Section 3.12(d) of the Disclosure Letter identifies all license agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, or authorizes any third party to use, any Company Intellectual Property (other than commercial off-the-shelf software licenses).  None of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any other party or parties thereto, is in violation or default in any material respect of any such license agreements.
(e)          No former or current employees, agents, consultants and independent contractors of the Company or any of its Subsidiaries have (i) asserted any claim against the Company or any of its Subsidiaries in connection with such Person’s involvement in the conception and development of any Intellectual Property, and, to the Company’s Knowledge, no such claim has been threatened, or (ii) been named as an inventor on any patent owned by, or pending patent application by, the Company or any of its Subsidiaries for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in the furtherance of their businesses, except for inventions that have been assigned to the Company or any of its Subsidiaries, with an assignment thereof duly recorded in the U.S. Patent and Trademark Office.
(f)          To the extent any of the Company Intellectual Property constitutes proprietary or confidential information, the Company and its Subsidiaries have taken steps reasonable under the circumstances to adequately safeguard such information from disclosure.
3.13.          Contracts.
(a)          Section 3.13(a) of the Disclosure Letter lists each of the following Contracts to which the Company or one of its Subsidiaries is a party or by which any of their respective assets or properties is bound:
(i)          any Contract relating to the employment or retention of consulting services of any Person (including employment agreements, consulting agreements, severance arrangements, retention arrangements, change of control arrangements, transaction bonus or payment arrangements and any Contracts related to employee benefits or compensation or payments to any Company employees that are not available on the same terms to employees of the Company and its Subsidiaries generally);
(ii)          any Contract containing a covenant not to compete or other covenant restricting the development, marketing, sale or distribution of the services of the Company or any of its Subsidiaries or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to do business;
(iii)          any Contract with any current or former officer, director, employee, consultant or shareholder of the Company or any of its Subsidiaries (other than any employment and consulting Contracts covered by clause (i) above);
(iv)          any lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries, in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $25,000;

(v)            any Contract requiring payments to or from the Company or any of its Subsidiaries in excess of $75,000 annually or $150,000 in the aggregate;
(vi)           any Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $25,000;
(vii)          any Contract evidencing, securing or otherwise relating to Debt incurred by the Company or any of its Subsidiaries, including guarantees of such Debt by the Company or any of its Subsidiaries;
(viii)          any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made, committed to make or is otherwise obligated to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of business), in any such case which, individually or together with any similar advances, loans, extensions of credit, capital contributions or investments (and any commitments or obligations to make any of the foregoing), is in excess of $25,000;
(ix)            any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any of its Subsidiaries;
(x)             any Contract under which any Governmental Entity has any material rights or that requires consent, approval or waiver of, or notice to, a Governmental Entity in connection with the transactions contemplated by this Agreement;
(xi)            any preferential purchase right, right of first refusal or similar Contract;
(xii)           any Contract for any joint venture, partnership or similar arrangement;
(xiii)          any Contract with any Material Customer or Material Supplier;
(xiv)          any collective bargaining agreement or any Contract with any union to which a Company or Subsidiary is a party or by which a Company or Subsidiary is bound;
(xv)           any Contract relating to or concerning Company Intellectual Property; and
(xvi)          any Contract that grants a counterparty “most favored nation” or similar rights.
(b)          All Contracts listed or required to be listed in Section 3.13(a) of the Disclosure Letter (the “Company Material Contracts”) are valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and are in full force and effect.  The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under the Company Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Company’s Knowledge, no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  Neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notice of the intention of any party to terminate, cancel, not renew (to the extent applicable) or fail to perform any material obligation under any Company Material Contract.
3.14.          Litigation.

(a)          There is no Legal Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets.  None of the Company, any of its Subsidiaries or their respective properties or assets is subject to any Judgment that materially impairs the Company’s or such Subsidiary’s ability to conduct its business as currently conducted.  Section 3.14(a) of the Disclosure Letter lists all material Legal Actions relating to the Company and its Subsidiaries that were pending, settled or adjudicated.
(b)          There is no Legal Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.
3.15.          Compliance with Laws.  The Company and each of its Subsidiaries and their respective properties and assets are, and at all times have been, in material compliance with all applicable Law.  Without limiting the generality of the foregoing, (i) no formal or informal non-routine administrative, civil or criminal investigation, audit or review relating to the Company or any of its Subsidiaries or any of their respective properties or assets is being (or has been) conducted by any commission, board or other Governmental Entity, and, to the Company’s Knowledge, no such investigation, audit or review is scheduled, pending or threatened, (ii) neither the Company nor any of its Subsidiaries has received or entered into any material citations, complaints, consent orders, imminent hazard orders, revocations of authority, compliance schedules or other similar enforcement orders, or has received any written notice from any Governmental Entity or any other written notice that would indicate that there is not currently material compliance with all such applicable Law or Judgment, and (iii) neither the Company nor any of its Subsidiaries is in material default under, and, to the Company’s Knowledge, no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or material breach or violation of, any Law, Judgment or Permit applicable to the Company and its Subsidiaries or any of their respective properties or assets.
3.16.          Permits and Authorizations.
(a)          The Company and each of its Subsidiaries possess all material Permits required to own or hold under lease or license and operate its properties and assets and to conduct its business as currently conducted, and all such Permits (except for any single use, special load Permits) are listed in Section 3.16(a) of the Disclosure Letter.  All such Permits are in full force and effect, and the Company and its Subsidiaries have complied in all material respects with all terms and conditions thereof.  Neither the Company nor any of its Subsidiaries has received written (or, to the Company’s Knowledge, oral) notice of any Legal Action relating to the revocation, violation, forfeiture or modification of any such Permits and, to the Company’s Knowledge, no such Legal Action is threatened, and no Legal Action has been taken or, to the Company’s Knowledge, threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to materially adversely affect the ability of the Company and its Subsidiaries to own, lease, license, operate, use or maintain any of their assets or properties or to conduct their businesses and operations as presently conducted.  The Company and each of its Subsidiaries have at all times been in compliance in all material respects with all Permits held by it.  No violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, other than immaterial violations.  To the Company’s Knowledge, (i) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable Law may be obtained only after the Closing, and (ii) there exists no set of facts which would reasonably be expected to result in the recall, withdrawal or suspension of any registration, license or other Permit, approval or consent of any Governmental Entity with respect to the Company or any of its Subsidiaries.  There is not pending or, to the Company’s Knowledge, threatened, any Legal Action, written (or to the Company’s Knowledge, oral) notice of violation, order of forfeiture, or written (or to the Company’s Knowledge, oral) complaint or investigation against the Company or any of its

Subsidiaries or their employees relating to any Permits.  To the Company’s Knowledge, all Persons employed or engaged by the Company or any of its Subsidiaries which are required to hold Permits as a result of or in connection with their job functions with the Company or any of its Subsidiaries hold all such Permits, and the Company and its Subsidiaries have implemented commercially reasonable controls designed to provide reasonable assurance that all such Persons maintain such requisite Permits in full force and effect at all relevant times.
(b)          Section 3.16(b) of the Disclosure Letter sets forth a list of all material authorizations, consents, approvals, franchises, licenses and permits of Persons (other than Governmental Entities) that are required to be obtained by the Company or any of its Subsidiaries for the operation of their businesses as presently operated (the “Other Person Authorizations”).  All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the terms of all the Other Person Authorizations.  To the Company’s Knowledge, (i) there are no facts that would cause the Company or any of its Subsidiaries to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course, and (ii) each of the Other Person Authorizations will continue in full force and effect following the Closing without (A) the occurrence of any breach, default or forfeiture of rights thereunder, or (B) the consent, approval or act of, or the making of any filings with, any Person.
3.17.          Insurance.  Section 3.17 of the Disclosure Letter sets forth as of the date of this Agreement a list of all insurance policies covering the assets, business, equipment, properties, operations or Employees of the Company or any of its Subsidiaries, all of which are in full force and effect.  Such insurance policies are sufficient for compliance by the Company and its Subsidiaries in all material respects with all applicable Laws and all Company Material Contracts.  Section 3.17 of the Disclosure Letter sets forth a correct and complete list of all claims by the Company or any of its Subsidiaries pending under any of such policies.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds and, to the Company’s Knowledge, there is no pending claim that will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies.  None of the insurance carriers has provided written (or, to the Company’s Knowledge, oral) notice to the Company or any of its Subsidiaries of its intention to cancel any such policy or to materially increase any insurance premiums, or that any insurance required to be listed in Section 3.17 of the Disclosure Letter will not be available in the future on substantially the same terms as currently in effect.
3.18.          Environmental Matters.
(a)          All reports prepared by or on behalf of the Sellers, the Company or any of its Subsidiaries concerning environmental investigations, audits, assessments and remedial activities conducted by or on behalf of the Company or any of its Subsidiaries since December 31, 2008 have been made available to the Purchaser.
(b)          There are no Legal Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any claims, investigations, litigation or Judgments involving the Company or any of its Subsidiaries, relating to Environmental Laws or relating to any real property currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries (collectively, “Environmental Claims”), the disposition of which may result in: (i) liability against the Company or any of its Subsidiaries for penalties, fines, environmental costs, damages, monitoring, maintenance of wells, testing, sampling, response, remedial or inspection costs or other monetary relief; (ii) interruption of the operations or business of the Company or any of its Subsidiaries; or (iii) the making of a capital expenditure.

(c)          The Company and each of its Subsidiaries are, and at all times have been, in material compliance with all applicable Environmental Laws.
(d)          Neither the Company nor any of its Subsidiaries has received any written notice of violation, demand letter or notice of claim from a Governmental Entity or other Person with respect to any Environmental Claim or the presence of Hazardous Materials in, on, under, about, migrating onto or emanating from any real property currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries.  Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any prior owner, lessee or operator of any real property currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, Released, treated, stored or disposed or arranged to be transported or disposed of in a manner which would reasonably form the basis for an Environmental Claim against the Company, any of its Subsidiaries or the Purchaser.  No Hazardous Materials have been stored or otherwise located, and no underground storage tanks or surface impoundments have been located, on real property currently owned, leased or used by the Company or any of its Subsidiaries or, to the Company’s Knowledge, on adjacent parcels of real property or real property formerly owned, leased or used by the Company or any of its Subsidiaries.  To the Company’s Knowledge, no part of any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries or any adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.
(e)          Neither the Company nor any of its Subsidiaries has (i) entered into or agreed to any Judgment requiring compliance by the Company or any of its Subsidiaries with any Environmental Law or the investigation or cleanup of Hazardous Materials, or (ii) assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.
(f)          To the Company’s Knowledge, there are no asbestos-containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Owned Real Property or the Leased Real Property.  All damaged friable asbestos-containing materials that to the Company’s Knowledge are on or at the Owned Real Property or the Leased Real Property have been maintained, repaired, encapsulated or removed in accordance with applicable Environmental Laws.
3.19.          Employment Matters.
(a)          (i) There is not, and there has never been, any labor strike, dispute, work stoppage, work slowdown, or lockout pending or, to the Company’s Knowledge, threatened, against or affecting the Company or any of its Subsidiaries; (ii) to the Company’s Knowledge, no union organizational campaign, petition or other unionization activities is in progress with respect to the Employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has ever engaged in any unfair labor practices and there are not any unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, before the National Labor Relations Board or any other applicable Governmental Entity, nor have there ever been any such pending charges or complaints; (iv) there are not any pending or, to the Company’s Knowledge, threatened, charges against the Company or any of its Subsidiaries or any of their Employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices;  (v) neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) communication during the twelve (12) months immediately preceding the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or audit of it and/or to initiate a claim or action against it, and, to the Company’s Knowledge, no such investigation or audit is in progress; (vi) there are no union, labor or collective bargaining agreements to which the Company is a party or otherwise bound relating to any employee or employment practices, wages, hours or terms or conditions of employment and no Company employee, to the Company’s Knowledge, is represented by a union; (vii) the Company is not a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Entity relating to any employee or employment practices, wages, hours or terms or conditions of employment; and (viii) there are no unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of the Company.
(b)          The Company and each of its Subsidiaries (i) are, and at all times have been, in compliance in all material respects with all applicable Laws respecting employment of labor, including those related to wages, hours, eligibility for and payment of overtime compensation, meal and rest break periods, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, equal employment opportunities, harassment, retaliation, and discrimination in employment, disability rights and benefits, disability accommodation, leaves of absence, employee privacy, affirmative action, plant closing and mass layoff issues, occupational safety and health Laws; (ii) have at all times withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to its Employees; (iii) are not liable for any amount in respect of arrears of wages, Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for its Employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) have no leased employees.
(c)          The Company and its Subsidiaries have properly classified in all material respects all individuals who perform services for the Company and its Subsidiaries as an employee or independent contractor and as exempt or non-exempt under the Fair Labor Standards Act and analogous state wage-hour laws, and there is no proceeding pending or, to the Company’s Knowledge, threatened that challenges such classifications.
(d)          The Company and its Subsidiaries are employing individuals who are lawfully permitted to work in the United States and the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws regarding immigration or employment of non-citizen workers.  Neither the Company nor any of its Subsidiaries has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other applicable Governmental Entity charged with administration and enforcement of federal immigration laws concerning it, and neither the Company nor any of its Subsidiaries has received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous twelve (12) months of the date of this Agreement.
(e) The Company has made available to the Purchaser: (i) a correct and complete list of all officers, directors and employees of the Company as of the date of this Agreement, which list contains each such employee’s name, date of hire, job title, work location, full/part-time status, exempt/non-exempt status, commission eligibility, equity holdings in the Company, severance entitlement, current compensation paid or payable (including annual vacation, sick time, and other forms of paid leave (both allotted annually and accrued but unused as of the date hereof)), any bonus amounts paid with respect to 2015 and 2016, and leave status (e.g., leave of absence, disability, layoff, active, temporary); and (ii) a correct and complete list of each independent contractor who has worked for the Company in the three (3) year period preceding the date of this Agreement, who has (A) received more than $25,000 from the Company, and/or (B) provided services to the Company for a period of six (6) consecutive months or longer, which list contains each such independent contractor’s name, dates of engagement, nature of work performed, compensation paid, and work location. The Company has paid in full or accrued in its financial statements all wages, salaries, commissions, incentives, bonuses and other compensation due to any employee or otherwise arising under any employee benefit plan or Law prior to the Closing.
(f)          Neither the Company nor any of its Subsidiaries has implemented any employee layoffs that implicated or would reasonably be expected to implicate the Worker Adjustment and Notification

Act of 1988 or any similar or related Law (collectively, the “WARN Act”), and no such events have been announced or are currently planned.
(g)          Set forth on Section 3.19(g) of the Disclosure Letter is a list of the number of employees terminated or laid-off by the Company within the last three (3) calendar years, together with a complete and accurate list of the following information in respect of each former employee who has been terminated or laid-off, or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years: (i) the date of such termination, layoff or reduction in hours; (ii) the reason therefor; (iii) the employee’s base salary as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location.  To the extent that any of the employees listed on Section 3.19(g) of the Disclosure Letter have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to the Purchaser.
3.20.          Employee Benefit Plans.
(a)          Section 3.20(a) of the Disclosure Letter sets forth a list of all Company Employee Plans.
(b)          The Company has made available to the Purchaser copies, as of the date hereof, of all of the Company Employee Plans that have been reduced to writing (or a written summary of any Company Employee Plan that is not in writing) and a copy of each material document, if any, prepared in connection with each such Company Employee Plan, including (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications made thereto, (iii) the three (3) most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other applicable Law in connection with each Company Employee Plan, (iv) the nondiscrimination testing results for the three (3) most recent plan years, if applicable; (v) the most recently received IRS determination letter for each Company Employee Plan intended to qualify under ERISA or the Code, and (vi) the most recently prepared actuarial report, if any, and financial statement in connection with each such Company Employee Plan.
(c)          Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and each of its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Employee Plan, and no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA and the Code.  No action, claim or proceeding is pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding.  Neither the Company, any of its Subsidiaries or any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980B of the Code.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred nor shall incur any liability under, arising out of or by operation of Title IV of ERISA.
(d)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Employee Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Employee Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, whether or not contingent. No Company Employee Plan provides for a deferral of compensation that will be subject to the taxes imposed by Section 409A of the Code.

(e)          Neither the Company nor any of its Subsidiaries maintains, contributes to, or in any way provides for any benefits of any kind to, or has any liability of any kind to any current or future retiree, including medical and death benefits, other than coverage mandated by the Consolidated Omnibus Reconciliation Act of 1985 or similar state insurance Law.
(f)          The Company Financial Statements include appropriate accruals for all obligations and liabilities under all Company Employee Plans, and all contributions, premiums or other amounts required to be paid or provided by any person or entity to or under any such Company Employee Plan have been timely made in accordance with the terms thereof. No plan assets have been pledged as collateral for any loan, other than bona fide loans made to participants of any Company Employee Plan, or other obligation of any Person.  To the Company’s Knowledge, no act or event has occurred or circumstance exists that may result in a material increase in premium or benefit costs of any Company Employee Plan.  No Company Employee Plan has been declared to be fully or partially terminated, nor has any act or event occurred pursuant to which any Company Employee Plan could be ordered to be terminated, in whole or in part, by any Governmental Entity.
(g)          Neither the Company nor any of its ERISA Affiliates has at any time had any obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.
(h)          Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Company Employee Plan for which determination letters are currently available that the Company Employee Plan is so qualified.  Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt.
3.21.          Tax Matters.
(a)          The Company and each of its Subsidiaries have filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by them.  All such Tax Returns are complete and accurate in all material respects.  All income and other material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid in full, or have been reserved for in accordance with GAAP on the Company Balance Sheet.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)          Neither the Company nor any of its Subsidiaries nor any predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently effective, nor has the Company nor any of its Subsidiaries made any request in writing for any such extension or waiver that is currently outstanding.
(c)          There are no Liens for Taxes (other than for current Taxes not yet due and payable and Taxes that are being contested in good faith) on the assets of the Company or any of its Subsidiaries.
(d)          Since January 1, 2010, neither the Company nor any of its Subsidiaries has received a written claim from a Taxing Authority in a jurisdiction in which it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction that has not yet been settled or otherwise resolved.
(e)          All Taxes that are required by Law to be withheld or collected by the Company and any of its Subsidiaries have been duly and timely withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

(f)           Since January 1, 2010, no material deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Entity.  There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or any of its Subsidiaries.  The Company has made available to the Purchaser copies of (i) all federal income Tax Returns and other material federal Tax Returns of the Company and its Subsidiaries and their predecessors for each of their three (3) most recently completed fiscal years, (ii) all state and local income Tax Returns and other material state and local Tax Returns of the Company and its Subsidiaries for the most recently completed fiscal year, and (iii) copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries or any predecessors since January 1, 2010, with respect to Taxes of any type.
(g)          Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)          Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), as a transferee or by contract.  Since January 1, 2010, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).
(i)           There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries that is currently effective.
(j)           Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.
(k)          Neither the Company nor any of its Subsidiaries has agreed, and neither the Company nor any of its Subsidiaries is required, (i) to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise prior to the Closing Date; or (ii) to include any item of income in taxable income, or exclude any item of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, or (C) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).  Neither the Company nor any of its Subsidiaries is subject to Tax by any jurisdiction outside of the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.  Neither the Company nor any of its Subsidiaries is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state, local or foreign Law).
(l)           There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries and any Taxing Authority.  Neither the Company nor any of its Subsidiaries has (i) received from any Taxing Authority any Tax ruling relating to or affecting the Company or any of its Subsidiaries or (ii) executed or entered into a closing agreement relating to or affecting the Company or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.
(m)          Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local or foreign Tax Law).
(n)          Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.
(o)          All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.
(p)          The Company has made a valid election under Section 1362 of the Code to be an S corporation (within the meaning of Section 1361 of the Code) and each of the Company’s Subsidiaries has made a valid election under Section 1362 of the Code to be a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(1)(B) of the Code).  Each such election: (i) has been in effect and valid at all times since the formation of the Company or such Subsidiary, as applicable; and (ii) will be effective until the Closing.
3.22.          Interested Party Transactions.  No officer, director, employee, shareholder or Affiliate (including the Sellers and their respective Affiliates) of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract or transaction with the Company or any of its Subsidiaries (other than Contracts or transactions related to their employment with, or Equity Interests in, the Company or any of its Subsidiaries), (b) has any material direct or indirect legal interest in any asset or property used by the Company or any of its Subsidiaries, (c) sold, transferred or leased any property or services to the Company or any of its Subsidiaries, (d) purchased, acquired or leased any property or services from the Company or any of its Subsidiaries, (e) loaned or advanced any money to the Company or any of its Subsidiaries, or (f) borrowed any money from the Company or any of its Subsidiaries.
3.23.          Absence of Certain Practices.
(a)          None of the Company, any of its Subsidiaries or any director, manager, officer, employee or shareholder of the Company or any of its Subsidiaries or other Person acting on their behalf, directly or indirectly, has given, made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any Governmental Entity or any other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries or assist the Company or any of its Subsidiaries in connection with any proposed transaction.
(b)          None of the Company, any of its Subsidiaries or any director, manager, officer, employee or shareholder of the Company or any of its Subsidiaries or other Person acting on their behalf, has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq., as amended, and the rules and regulations thereunder (the “FCPA”), or other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or government employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company, any of its Subsidiaries or any of their respective Affiliates, in order to induce such person to act against the best interest of his or her employer or principal.
(c)          The Company and its Subsidiaries have conducted their respective operations in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering Laws of all jurisdictions in which the Company and each Subsidiary operates.
3.24.          Bank Accounts.  Section 3.24 of the Disclosure Letter lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and its Subsidiaries, including the account number and purpose for each such account, safety deposit box or lock box.
3.25.          Brokers’ and Finders’ Fees.  Except for the fees and expenses of Business Venture Group, Inc., which will be paid at the Closing as an Unpaid Transaction Expense, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company, any of its Subsidiaries or any Seller.
3.26.          Customers and Suppliers.  Section 3.26 of the Disclosure Letter lists (i) the ten (10) largest customers (measured by annual revenue to the Company and its Subsidiaries) of the Company and its Subsidiaries during the twelve (12) month period ending on the Balance Sheet Date (collectively, the “Material Customers”), together with the annual revenue to the Company and its Subsidiaries from each such Material Customer during such period, and (ii) the ten (10) largest suppliers (measured by annual expenditures of the Company and its Subsidiaries) of the Company and its Subsidiaries during the twelve (12) month period ending on the Balance Sheet Date (collectively, the “Material Suppliers”), together with the annual expenditures of the Company and its Subsidiaries to each such Material Supplier during such period.  No Material Customer or Material Supplier has canceled or otherwise modified in any material respect its relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice (or to the Company’s Knowledge, any other notice or indication) that any such Material Customer or Material Supplier intends to cancel or otherwise modify in any material respect its relationship with the Company or any of its Subsidiaries.
3.27.          Export Compliance.
(a)          The Company and its Subsidiaries are, and at all times have been, in full compliance in all material respects with applicable provisions of U.S. export Laws, including the International Traffic in Arms Regulations, the Export Administration Regulations, the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders and decrees of various agencies of the U.S. government, and the export Laws of the other countries where it conducts business, and neither the Company, any of its Subsidiaries nor any of their respective Affiliates have received any written (or, to the Company’s Knowledge, oral) notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.
(b)          Neither the Company nor any of its Subsidiaries is (i) in violation of any Anti-Terrorism Law, (ii) a Prohibited Person, (iii) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (iv) dealing in or otherwise engaging in any transaction relating to property or interests in property blocked pursuant to Executive Order No. 13224 or (v) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.28.          Disclosure.  No representations or warranties by the Company in this Agreement or any Ancillary Agreement, and no statement contained in any certificates furnished or to be furnished by the Company to the Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading.  The Company has furnished or caused to be furnished to the Purchaser complete and correct copies of all Contracts or other documents referred to in the Disclosure Letter hereto or underlying a disclosure of the Company set forth in the Disclosure Letter hereto.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Subject to such exceptions as are disclosed in the Disclosure Letter referencing the appropriate Section or subsection of this Article IV, each Seller, severally and jointly, hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:
4.1.          Organization of the Sellers.  If such Seller is an entity, it is duly organized, validly existing and in good standing under the laws of the State of its formation.  If such Seller is an entity, it has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner.
4.2.          Authority.  Such Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements executed and delivered or to be executed and delivered by such Seller in connection with the transactions provided for hereby, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper action on its part, and no additional proceedings or actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by such Seller.  This Agreement and each Ancillary Agreement to which such Seller and is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
4.3.          No Conflict.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) if such Seller is an entity, conflict with such Seller’s Constitutional Documents, each as amended to date, or (b) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which such Seller is entitled under, any material Contract or any Law, Permit or Judgment to which such Seller or any of its properties or assets are subject.
4.4.          Consents.  No consent, waiver, order, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by, or with respect to, such Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary

Agreements or the consummation of the transactions contemplated hereby and thereby, except for any filings that are required under any applicable federal or state securities laws.
4.5.          No Legal Actions.  There is no Legal Action pending or, to the knowledge of such Seller, threatened against or affecting such Seller or any of its properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.
4.6.          Title to the Shares.  Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Exhibit A attached hereto.  At the Closing, such Seller will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens except for restrictions on transfer under federal and state securities Laws.
4.7.          Investment Intent.
(a)          Such Seller is an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act) and is represented by counsel in connection with the transactions contemplated hereby.  If other than an individual, such Seller also represents that such Seller has not been organized for the purpose of acquiring the Purchaser Shares that such Seller is entitled to receive pursuant to the terms of this Agreement.
(b)          Such Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of this Agreement, the transactions contemplated hereby and the issuance of the Purchaser Shares and the Purchaser’s business, financial condition, properties and prospects and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Seller or to which such Seller had access.  The foregoing, however, does not limit or modify the representations and warranties of the Purchaser in Article VI of this Agreement or the right of such Seller to rely thereon.  Such Seller acknowledges and agrees that the issuance of the Purchaser Shares hereunder may constitute material non-public information and disclosure of such information or use of such information by such Seller or anyone receiving such information from such Seller in connection with the purchase, sale or trade of the Purchaser’s securities, or any hedging, derivative or similar transactions or activities involving the Purchaser’s securities, may be a violation of securities laws.
(c)          Such Seller understands that an investment in the Purchaser involves substantial risks.  Such Seller is experienced in evaluating and investing in private placement transactions of securities of micro-cap companies (similar to that of the Purchaser) and acknowledges that such Seller is able to fend for himself, herself or itself.  Such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in the Purchaser Shares.  Such Seller can bear the economic risk of such Seller’s investment and is able, without impairing such Seller’s financial condition, to hold the Purchaser Shares for an indefinite period of time and to suffer a complete loss of such Seller’s investment.
(d)          Such Seller understands that the Purchaser Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Purchaser Shares may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Seller represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Purchaser, the resale occurring after the passage of the required holding period and, if such Seller is at any time in the future an “affiliate” of the Purchaser (as that term is defined under the Securities Act) the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.
(e)          The Purchaser Shares will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement or otherwise becoming Party to this Agreement, such Seller further represents that such Seller does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Purchaser Shares.
(f)          Such Seller understands that the Purchaser Shares are not currently (and, at the time of issuance, will not be) registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Purchaser Shares hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof, and that the Purchaser’s reliance on such exemption is predicated on the Sellers’ representations set forth herein.
(g)          Without in any way limiting the representations set forth above, such Seller further agrees not to make any disposition of all or any portion of the Purchaser Shares unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (ii) such Seller shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Purchaser, such Seller shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will be exempt from registration under the Securities Act.
(h)          Such Seller understands and agrees that the Purchaser Shares will be issued in book-entry form and shall bear the following legend (in addition to any legend required under applicable state securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Subject to such exceptions as are disclosed in the disclosure letter dated the date of this Agreement and delivered herewith to the Sellers (the “Purchaser’s Disclosure Letter”) referencing the appropriate Section or subsection of this Article IV (or as may be otherwise readily apparent on the face of the Purchaser’s Disclosure Letter as responsive to any other Section of this Article IV), Purchaser hereby represents and warrants to the Company and to each Seller as of the date of this Agreement as follows:
5.1.          Organization of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Purchaser has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner.
5.2.          Authority.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper action on its part, and no additional proceedings or actions on the part of the Purchaser are necessary to authorize the execution, delivery and performance by it of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Purchaser.  This Agreement and each Ancillary Agreement to which the Purchaser is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
5.3.          No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) conflict with the Constitutional Documents (each as amended to date) of the Purchaser, or (b) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Purchaser is entitled under, any material Contract or any Law, Permit or Judgment to which the Purchaser or any of its respective properties or assets are subject.
5.4.          Consents.  No consent, waiver, order, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by, or with respect to, the Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for any filings that are required under any applicable federal or state securities laws.  Without limiting the generality of the foregoing, no vote or consent of the holders of any class or series of capital stock of the Purchaser is necessary to approve this Agreement.
5.5.          No Legal Actions.  There is no Legal Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its respective properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.
5.6.          Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable securities Laws.  The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act and any applicable securities Laws, except pursuant to an exemption from such registration or qualification under the Securities Act and such applicable securities Laws.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.
5.7.          Brokers’ and Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to any fee or commission payable by the Company, any of its Subsidiaries or any Seller in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Purchaser.
5.8.          Purchaser Shares.  All Purchaser Shares that may be issued to the Sellers  hereunder will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of the Purchaser or any contract, agreement, instrument or other obligation to which the Purchaser is a party or by which it is bound and free from restrictions or transfer other than restrictions under this Agreement and under applicable federal and state securities laws.  The Purchaser has authorized and reserved a sufficient number of shares of its common stock to issue the Purchaser Shares required to be issued by the terms of this Agreement.
5.9.          No Representations.  Except for the representations and warranties made by the Purchaser in this Article V, neither the Purchaser nor any other Person acting on its behalf makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to the Sellers, the Company or any other Person.
ARTICLE VI
COVENANTS
6.1.          Access to Information.  The Company shall, and shall cause its officers, shareholders, employees, consultants, agents, accountants, attorneys and other representatives, to afford to the Purchaser, and to the accountants, attorneys, advisors, potential financing sources and other representatives of the Purchaser, reasonable access during normal business hours from the date hereof throughout the period prior to the Closing Date to all properties, assets, books, Contracts, employees, customers, suppliers, agents, files and books and records of the Company and, during such period, shall furnish promptly to the Purchaser and all other information concerning the properties, business, operations and assets of the Company as the Purchaser may reasonably request.  Without limiting the foregoing, from the date hereof throughout the period prior to the Closing Date, the Company shall use its best efforts to assist and cooperate with the Purchaser’s investigation of the Company’s customers and suppliers.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Ancillary Documents.

6.2.          No Solicitation.
(a)          Each of the Company and each Seller agree that it will not, and will not authorize or permit, directly or indirectly, any of its respective directors, officers, employees, shareholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being, the “Company Representatives”) to, (i) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Sellers of the Company.
(b)          Each Seller and the Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.2 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.2.  Between the date of this Agreement and the earlier of the Closing Date or the date this Agreement is validly terminated, the Company shall not terminate, amend, waive or fail to enforce any material rights under any confidentiality, non-solicitation, non-hire or similar agreement between the Company and any Person.
(c)          The Company shall promptly (but in any event, within 24 hours) notify the Purchaser in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than the Purchaser that would reasonably be expected to lead to an Acquisition Proposal.  Such notice shall describe: (i) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (ii) the identity of the Person or group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  The Company and the Sellers’ Representative shall keep the Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.
6.3.          Conduct of the Business Prior to Closing.
(a)          Except with the prior written consent of the Purchaser, the Company shall: (i) conduct the businesses of the Company in the ordinary course of business; (ii) use its best efforts to (A) preserve the present business operations, organization (including management and the sales force) and goodwill of the Company and (B) preserve the present relationship with Persons having business dealings with the Company (including customers and suppliers); (iii) maintain (A) all of the assets and properties of the Company in their current condition (ordinary wear and tear excepted) and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement; (iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; (v) comply in all material respects with all applicable Legal Requirements; (vi) timely provide to holders of Equity Securities all advance notices required to be given to such holders in connection with this Agreement and the transactions contemplated by this Agreement under the Company’s Constitutional Documents or other applicable Contracts, (vii) timely provide all notices and other information required to be given (which notices and information shall be in form and substance reasonably satisfactory to the Purchaser) to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Law in connection with the transactions contemplated by this Agreement or other applicable Contracts, and (viii) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.
(b)          Except with the prior written consent of the Purchaser or as specifically set forth in Section 6.3 of the Disclosure Letter, the Company shall not take any Material Action.
6.4.          Regulatory Approvals.  The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which the Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with the Purchaser to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  To the extent permitted by Law, the Company shall promptly inform the Purchaser of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby, and shall provide the Purchaser reasonable advance notice of the nature and substance of any planned communication with any Governmental Authority. If the Company, any Seller or any of their respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company and the Sellers shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The Company shall direct, in its sole discretion, the making of such response, but shall review any proposed response in advance with, and consider in good faith the views of, the Purchaser.
6.5.          Required Consents.  The Company shall use commercially reasonable efforts to promptly obtain the Required Consents of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order (i) to effect the consummation of the transactions contemplated by this Agreement, (ii) to enable the Company and its Subsidiaries to continue to carry on the Company’s businesses immediately after the Closing Date, and (iii) to keep in effect and avoid the breach, violation of or termination of any Material Contract.  The Company will (i) consult with the Purchaser beforehand regarding the process for seeking such consents and providing such notices, (ii) provide the Purchaser with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (iii) incorporate any reasonable comments thereto made by the Purchaser.
6.6.          Notice of Certain Events.  The Company and the Sellers shall promptly notify the Purchaser in writing of (i) any event occurring after the date hereof that would render any representation or warranty of the Company contained in Articles III and IV untrue or inaccurate such that the condition set forth in Section 7.1(a) would not be satisfied, (ii) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Ancillary Agreement such that the condition set forth in Section 7.1(b) would not be satisfied, (iii) any Material Adverse Effect, (iv) any Legal Action initiated against the Company or any Sellers, or known by the Company or any Seller to be threatened in writing against the Company, any Seller or any of its directors, officers or employees in their capacity as such, or (v) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the other conditions set forth in Section 7.1 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) be deemed to amend or supplement the Disclosure Letter, (ii) be considered in determining whether any representation or warranty is true for purposes of Section 7.1, (iii) cure any breach or non-compliance with any other provision of this Agreement, or (iv) limit the remedies available to the Purchaser or the Purchaser Indemnified Parties.
6.7.          Release of Liens.  Promptly following the date hereof, the Company shall conduct a search for UCC-1 filings, federal and state Tax Liens on file in the office of the Secretary of State of each State in which a filing would be required under applicable Law in order to perfect any Lien in any of the assets of the Company’s business.  The Company shall deliver to the Purchaser prior to Closing, a copy of the results of such search and shall cause any Liens in the assets of the Company’s business that are identified through such search (other than Permitted Exceptions) to be terminated on or prior to or simultaneously with the Closing (including, all Liens set forth in the Disclosure Letter).
6.8.          Employee Benefit Plans.  Upon the Purchaser’s written request made at least five (5) Business Days in advance of the Closing Date, the Company shall terminate any Employee Benefit Plan (including the Company’s 401(k) plan) that the Company is legally entitled to unilaterally terminate no later than the day immediately prior to the Closing Date.  If the Purchaser so requests that the Company’s Employee Benefit Plans be terminated, the Company’s Board of Directors shall adopt resolutions terminating the 401(k) Plan and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, such resolutions and amendment to be subject to review and approval by the Purchaser’s counsel.
6.9.          Termination of Contracts.  The Company shall use its commercially reasonable efforts to terminate prior to the Closing, the Contracts set forth in Section 6.9 of the Disclosure Letter, which terminations shall be in form and substance satisfactory to the Purchaser; provided, however, that the Company shall not, as a condition to obtaining the consent to any such termination from the applicable counterparty to a Contract, agree to provide additional consideration or otherwise agree to incur an additional liability (beyond that which is already contemplated by the Contract) without the prior written consent of the Purchaser.   The Company shall provide the Purchaser with regular updates regarding the status of negotiations with the applicable counterparties and promptly inform the Purchaser of any material communication between the Company and any such counterparty.  The Company shall direct negotiations with the applicable counterparties, but shall consult regularly with the Purchaser regarding such negotiations and consider in good faith the input and advice of the Purchaser.
6.10.          [Intentionally Deleted].
6.11.          Indemnification of Officers and Directors.
(a)          All rights to indemnification by the Company existing in favor of all current and former directors and officers of the Company (the “Covered Persons”) for their acts and omissions occurring prior to the Closing Date, as provided in the Constitutional Documents of the Company (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Covered Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to the Purchaser prior to the date of this Agreement, shall survive the Closing and the Purchaser shall cause the Company to observe all such rights to indemnification for a period of six (6) years from the Closing Date, and any claim made requesting indemnification pursuant to such indemnification rights within such six (6)-year period shall continue to be subject to this Section 6.12(a) until disposition of such claim.
(b)          In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall ensure that the successors and assigns of the Company, or at the Purchaser’s option, the Purchaser, shall assume the obligations set forth in this Section 6.12.
(c)          The provisions of this Section 6.12 shall survive the consummation of the transactions contemplated by this Agreement and are (i) intended to be for the benefit of, and will be enforceable by, each of the Covered Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  This Section 6.12 may not be amended, altered or repealed after the Closing Date without the prior written consent of the affected Covered Persons.
6.12.          Satisfaction of Conditions Precedent.  Each of the Sellers and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7.1, and the Purchaser shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7.2. Each party hereto shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
6.13.          Preservation of Records.  The Purchaser agrees that it shall not, for a period of at least six (6) years following the Closing Date, destroy or cause to be destroyed, or permit the Company or any of its Subsidiaries to destroy or cause to be destroyed, any material books or records relating to the pre-Closing operations of the Company or any of its Subsidiaries without first obtaining the consent of the Sellers (or providing to the Sellers notice of such intent and a reasonable opportunity to copy such books or records, at the Sellers’ expense, at least thirty (30) days prior to such destruction).  The Purchaser, the Company and its Subsidiaries shall allow the Sellers to have access to such books and records for all reasonable purposes.
6.14.          Cooperation with Financing.  In order to assist the Purchaser in obtaining the financing, the Company and each Seller shall provide such assistance and cooperation as the Purchaser and its Affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum or similar document, cooperating with initial purchasers or placements agents, making senior management of the Company reasonably available for customary “roadshow” presentations and cooperation with prospective lenders in performing their due diligence, entering into customary agreements with underwriters, initial purchasers or placement agents, performing, environmental assessments, and entering into pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation.
6.15.          Asset Purchase Agreement.  Prior to the Closing, the Company shall have entered into the Asset Purchase Agreement with Agama Solutions Inc., a California corporation (“Agama”), in a form reasonably acceptable to the Purchaser and its counsel, pursuant to which the Company will acquire certain assets of Agama on the terms and conditions set forth in the Asset Purchase Agreement.
6.16.          Restrictions on Agama’s Sale or Dissolution.  From and after the Closing Date and continuing until consented to in writing by the Purchaser in its sole discretion, the Sellers shall (i) maintain Agama’s corporate existence in good standing, (ii) perform its obligations and satisfy its liabilities when due, including the payment of Taxes and the performance of its obligations under all Contracts (including, the Asset Purchase Agreement and the Excluded Contracts) (iii) maintain adequate cash and liquid assets to pay and perform its liabilities as they become due, (iv) not dissolve or liquidate, or file any voluntary bankruptcy petition and (v) not sell the capital stock or any assets of Agama.

ARTICLE VII
 CONDITIONS PRECEDENT TO THE CLOSING
7.1.          Conditions to the Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part in its sole discretion):
(a)          The representations and warranties of the contained in Article III and IV that are (i) qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)          The Company and each Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;
(c)          There shall not be issued, enacted or adopted by any Governmental Entity of competent jurisdiction any statute, regulation, enactment, Judgment or Legal Action (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on: (i) any material transaction contemplated by this Agreement, or (ii) the Purchaser’s right (or the right of any Affiliate of the Purchaser) to conduct the Company’s business on or after the Closing;
(d)          No Legal Action by any Governmental Entity of competent jurisdiction shall be pending (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or (ii) seeking any antitrust restraint;
(e)          After the date of this Agreement, no event shall have occurred and be in existence and continuing as of the Closing Date that, singularly or in the aggregate, has had a Material Adverse Effect;
(f)          There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Entity having competent jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the transactions contemplated by this Agreement; and
(g)          The Sellers shall have, or caused the Company to have, delivered to the Purchaser all of the following documents, certificates and other information:
(i)            a certificate signed by the Chief Executive Officer of the Company and the Sellers’ Representative (on behalf of the Sellers), in a form and substance reasonably satisfactory to the Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(f) have been satisfied in all respects;
(ii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (B) the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder, (C) that attached thereto are copies of the certificate of incorporation, bylaws or other organizational documents of the Company, and (D) certificates of good standing with respect to the Company, dated within five (5) days of the Closing Date, from the Secretary of State of the State of California;
(iii)          the Closing Statement;
(iv)          a copy of a FIRPTA certificate in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3), duly and validly executed by a duly authorized officer of the Company;
(v)           evidence, in form and substance reasonably satisfactory to the Purchaser, that the Company has obtained each of the Required Consents;
(vi)          the Payoff Letters;
(vii)         the Non-Competition and Non-Solicitation Agreements;
(viii)        the Subscription Agreements;
(ix)           the Resignations;
(x)            the Landlord Consents;
(xi)           the Certificates, duly endorsed in blank or accompanied by transfer powers;
(xii)          the stock transfer book, minute book and corporate seal of the Company and its Subsidiaries;
(xiii)         the Subordination Agreements, duly executed and delivered by the Sellers’ Representative;
(xiv)        the Asset Purchase Agreement, duly executed and delivered by the Company and Agama Solutions Inc.;
(xv)          a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Employee Plans, including the Company’s 401(k) plan, requested in writing by the Purchaser to be terminated at least five (5) Business Days prior to the Closing Date; and
(xvi)        such other further documents and instruments as counsel for the Sellers and Purchaser mutually agree to be reasonably necessary to consummate the transactions contemplated by this Agreement.
7.2.          Conditions to the Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers’ Representative in whole or in part in its sole discretion):
(a)          The representations and warranties of the Purchaser contained in Article V that are (i) qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)          The Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;
(c)          There shall not be issued, enacted or adopted by any Governmental Entity of competent jurisdiction any statute, regulation, enactment, order or Legal Action (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on any material transaction contemplated by this Agreement.
(d)          No Legal Action by any Governmental Entity of competent jurisdiction shall be pending (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or (ii) seeking any antitrust restraint;
(e)          The Purchaser shall have, or caused to have, delivered to the Sellers’ Representative or the parties as specified in this Agreement all of the following documents, certificates and other information:
(i)            a certificate signed by the Chief Executive Officer of the Purchaser, in a form and substance reasonably satisfactory to the Sellers’ Representative, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a)-(d) have been satisfied in all respects;
(ii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of the Purchaser authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
(iii)          the Subordination Agreements, duly executed and delivered by the Lenders and the Purchaser;
(iv)          the Non-Competition and Non-Solicitation Agreements;
(v)           the Subscription Agreements; and
(vi)          the payments required to be made pursuant to Section 1.3.
(f)          The Purchaser shall have instructed its transfer agent to create a reserve of shares in the amount equal to the Share Consideration, which shall be issued to each Seller in the amounts set forth on Exhibit C.
ARTICLE VIII
 INDEMNIFICATION
8.1.          Survival of the Representations and Warranties.  The representations and warranties of the  Sellers contained in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company or the Sellers pursuant to this Agreement (other than the Fundamental Representations), shall survive for a period of thirty-six (36) months following the Closing Date (the date of expiration of such thirty-six (36)-month period, the “Expiration Date”); provided, however, that in the event of fraud or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive for the applicable statute of limitations for such a claim; provided, further, that the Fundamental Representations survive until the date that is sixty (60) days after the expiration of all statutes of limitations applicable to such representations and warranties (including all periods of extension); provided, further, that all representations and warranties of the Company and the Sellers shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.  The representations and warranties of the Purchaser contained in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Purchaser pursuant to this Agreement shall survive the Closing and terminate on the Expiration Date; provided, however, that all representations and warranties of the Purchaser shall survive beyond the Expiration Date with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the Expiration Date, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.  For the avoidance of doubt, it is the intention of the Parties hereto, and each of the Parties expressly acknowledge and agree, that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
8.2.          Indemnification.
(a)          Subject to the other provisions of this Article VIII, the Sellers shall jointly and severally indemnify, defend and hold harmless the Purchaser, the Company, each of the Company’s Subsidiaries, and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Purchaser Indemnified Parties”) against any and all Losses, including income and other Taxes, incurred or suffered by any such Purchaser Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(i)            a breach of, or inaccuracy in, any of the representations or warranties made by the Company or the Sellers in this Agreement (it being agreed that, for purposes of this Article VIII, all qualifications and exceptions relating to materiality, material adverse effect, Material Adverse Effect or words of similar import (but not specific dollar thresholds) shall be disregarded, including for purposes of determining whether or not a breach of a representation or warranty has occurred, determining whether any deductible amounts have been surpassed, or determining the amount of any Losses);
(ii)           any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by the Company at or prior to the Closing;
(iii)          any failure by the Sellers to fully perform, fulfill or comply with any covenant set forth herein or in any Ancillary Agreement to be performed, fulfilled or complied with by the Sellers at any time before or after Closing;
(iv)          any Debt outstanding as of the Closing Date that is not taken into account in determining the Final Cash Amount;
(v)           any of the assets acquired, and liabilities accrued, by the Company pursuant to the terms of the Asset Purchase Agreement; or
(vi)          any Transaction Expenses that are not taken into account in determining the Final Cash Amount.

(b)          Subject to the other provisions of this Article VIII, the Purchaser shall indemnify, defend and hold harmless the Sellers and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by any such Seller Indemnified Parties directly or indirectly as a result of, with respect to or in connection with (i) any breach of, or inaccuracy in, any of the representations or warranties made by the Purchaser in this Agreement or (ii) any failure by the Purchaser to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by the Purchaser at any time.
8.3.          Limitations on Liability.
(a)          Subject to Section 8.3(b), the Sellers shall not be required to make any indemnification payment pursuant to Section 8.2(a)(i) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Losses (including the Losses arising from such actual or alleged inaccuracy or breach and all other Losses arising from any other actual or alleged inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds $25,000 (the “Basket Amount”) in the aggregate.  If the total amount of such Losses exceeds the Basket Amount, then the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses up to the Cap (as defined below), and not merely the portion of such Losses exceeding the Basket Amount.
(b)          The limitation set forth in Section 8.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Seller):  (i) in the event of intentional misrepresentation or fraud (whether on the part of such Seller, any other Seller, the Company or any Representative of the Company); (ii) to inaccuracies in or breaches of any of the Fundamental Representations; or (iii) to any obligations of the Sellers to indemnify the Indemnified Parties under Sections 8.2(a)(ii)-(a)(v).
(c)          Subject to Section 8.3(d), in no event shall the cumulative indemnification obligation pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), respectively, exceed $3,000,000 (the “Cap”) in the aggregate.
(d)          The limitation set forth in Section 8.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Seller):  (i) in the event of intentional misrepresentation or fraud (whether on the part of such Seller, any other Seller, the Company or any Representative of the Company); (ii) to inaccuracies in or breaches of any of the Fundamental Representations; or (iii) to any obligations of the Sellers to indemnify the Purchaser Indemnified Parties under Sections 8.2(a)(ii)-(a)(v).  Subject to Section 8.3, the total amount of indemnification payments that each Seller that was not directly or indirectly involved in any intentional misrepresentation or fraud can be required to make to the Purchaser Indemnified Parties pursuant to Section 8.2 shall be limited to the aggregate Final Cash Amount such Seller was entitled to receive pursuant to Section 1.3.
(e)          Notwithstanding anything to the contrary contained in this Article VIII, there shall be no recovery for any Damage or alleged Damage by the Purchaser under this Article VIII, and the Losses shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of (i) the Closing Date Debt, (ii) the liabilities included in the Closing Date Net Current Assets or (iii) the Transaction Expenses as each have been determined pursuant to Section 1.4 hereof.
8.4.          Defense of Third Party Claims.
(a)          For purposes of Sections 8.4 and 8.5, a party making a claim for indemnity under Section 8.2 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, the Indemnified Party or any other Person) with respect to which any Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Article VIII (a “Third Party Claim”), the Indemnified Party shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnifying Party.  If the Indemnified Party so proceeds with the defense of any such Third Party Claim, then: (i) subject to the other provisions of this Article VIII, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnifying Party; (ii) each Indemnifying Party shall make available to the Indemnified Party any documents and materials in such Indemnifying Party’s possession or control that may be necessary to the defense of such Third Party Claim; and (iii) the Indemnified Party shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Indemnified Party settles, adjusts or compromises any such Third Party Claim without the consent of the Sellers’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).
(b)          If the Indemnified Party does not elect to proceed with the defense of any such Third Party Claim, the Indemnifying Party may proceed with the defense of Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed).  The Indemnified Party shall give the Indemnifying Party prompt notice of the commencement of any such Third Party Claim against the Indemnified Party; provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article VIII (except to the extent such failure materially prejudices the defense of such Third Party Claim).  The Indemnified Parties and the Indemnifying Parties agree that any factual findings or legal conclusions by a court of competent jurisdiction or arbitration panel in the resolution of a Third Party Claim shall be dispositive, final and binding with respect to any dispute between the Indemnified Parties and Indemnifying Parties concerning their respective liability to one another for an indemnification claim under this Article VIII.
8.5.          Indemnification Claims Procedure.
(a)          If any Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VIII or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Indemnified Party may deliver a notice of claim (a “Notice of Claim”) to the Indemnifying Party.  Each Notice of Claim shall:  (i) state that such Indemnified Party believes in good faith that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under this Article VIII or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnified Party believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).
(b)          During the 20-day period commencing upon delivery by an Indemnified Party to the Indemnifying Party of a Notice of Claim (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnifying Party:  (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnifying Party’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be.  Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount).  If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.
(c)          If: (i) the Indemnifying Party delivers a Response Notice to the Indemnified Party agreeing that the full Claimed Amount is owed to the Indemnified Party; or (ii) the Indemnifying Party does not deliver a Response Notice to the Indemnified Party during the Dispute Period, then the Indemnifying Party shall pay within 10 Business Days following such earlier date shall the full Claimed Amount.
(d)          If the Indemnifying Party delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then the Indemnifying Party shall pay within 10 Business Days following the date of such Response Notice, such Agreed Amount.
(e)          If the Indemnifying Party delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnified Party and the Indemnifying Party resolve such dispute, then their resolution of such dispute shall be binding on the Indemnifying Party and such Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall pay within 10 Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Stipulated Amount.
(f)          In the event that there is a dispute relating to any Notice of Claim or Contested Amount (whether it is a matter between the Indemnified Party, on the one hand, and the Indemnifying Party on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnified Party or the Company), such dispute shall be settled in accordance with the Accounting Arbitrator provisions set forth in Section 1.4(b).  The Indemnifying Party shall pay within 10 Business Days following the delivery of such final decision of the Accounting Arbitrator the amounts determined by the Accounting Arbitrator.
8.6.          No Contribution.   Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such Seller may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.  Effective as of the Closing, each Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against the Purchaser or the Company.
8.7.          Right of Setoff.  In the event that the Purchaser is entitled to any payments in respect to indemnification for Losses under Section 8.2(a), the Purchaser shall, in addition to any other remedies provided for herein or available to the Purchaser at law or in equity, be entitled to offset the amount of such payments or Losses against any amounts due and owed to the Sellers, including, but not limited to, any amount of the Earnout Consideration that might become due and payable pursuant to Section 1.5.

8.8.          Exercise of Remedies Other Than by the Purchaser.  No Indemnified Party (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
8.9.          Purchase Price Adjustment.  All amounts paid under this Article VIII shall, to the extent permitted by Law, be treated as an adjustment to the consideration being paid for the Shares.
ARTICLE IX
TAX MATTERS
9.1.          Taxes and Tax Refunds for Pre-Closing Tax Periods.
(a)          The Sellers shall jointly and severally indemnify the Purchaser Indemnified Parties against, and be liable for any and all Losses (all herein referred to as “Tax Losses”) arising out of, resulting from or in any way related to:
(i)            any Taxes attributable to any Pre-Closing Tax Period (“Pre-Closing Taxes”) imposed on the Company, any of its Subsidiaries, including, for the avoidance of doubt, all Transaction Payroll Taxes; provided, however, that payments in respect of any particular Pre-Closing Taxes will be required to be made only to the extent of the amount of the liability for such Pre-Closing Taxes which (A) is in excess of the amount of such Pre-Closing Taxes actually paid by the Company or any of its Subsidiaries on or prior to the Closing Date and (B) has not already been reflected as a current liability in the calculation of Closing Net Current Assets; or
(ii)           any liability of the Company or any of its Subsidiaries as a result of the applicability of Treasury Regulation Section 1.1502-6 or similar provisions of foreign, state or local Tax law for Taxes of any affiliated group (or any member thereof other than the Company and its Subsidiaries) of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date.
(b)          Subject to the resolution of any Tax contest pursuant to Section 9.4, upon notice (the “Tax Loss Notice”) from the Purchaser to the Sellers that a Purchaser Indemnified Party is entitled to an indemnification payment for a Tax Loss pursuant to Section 9.1(a), which Tax Loss Notice shall state with reasonable specificity the nature of such Tax Loss, the date (if any) such item was paid or properly accrued, and the computation of the amount of such Tax Loss, the Sellers shall, except to the extent that such Tax Loss, or the Sellers’ liability with respect thereto, is disputed, jointly and severally pay to the Purchaser Indemnified Party the amount of such Tax Loss set forth in such Tax Loss Notice by wire transfer of immediately available funds within five (5) Business Days of receipt of such Tax Loss Notice.
(c)          Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Sellers under Section 9.1(a) shall survive the Closing until the end of the applicable statutes of limitations.  With respect to any indemnification obligation for any Tax for which a Taxing Authority asserts a claim within ninety (90) days before the end of the applicable statute of limitations, a the Purchaser Indemnified Party shall be treated as having provided timely notice to the Sellers by providing written notice to the Sellers on or before the ninetieth (90th) day after the Purchaser Indemnified Party’s receipt of a written assertion of the claim by the Taxing Authority.
(d)          The Sellers shall be entitled to receive any refund of Taxes (including refunds paid by credit against Taxes of the Purchaser, the Company or any of its Subsidiaries) attributable to any Pre-Closing Tax Period (other than any refund resulting from the carryback of any net operating loss or other Tax attribute from a Tax Period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period) and any overpayment of estimated Pre-Closing Taxes by the Company or any of its Subsidiaries, plus any interest on any such refund or credits received from the applicable Taxing Authority, minus any reasonable costs and expenses incurred by the Purchaser, the Company or any of its Subsidiaries in connection with the procurement of such refund or credit.  The Purchaser shall, and shall cause the Company and its Subsidiaries to, cooperate with the Sellers in obtaining any refunds or credits which the Sellers are entitled to receive under this Section 9.1.  Such cooperation shall include (i) informing the Sellers if and the extent that the Purchaser, the Company or any Subsidiary of the Company becomes aware of the possible availability of any such refund or credit, (ii) filing claims or amended Tax Returns at the request of the Sellers to obtain any such refund or credit and (iii) paying the amount of such credit or refund (net of such costs and expenses) over to the Sellers (in accordance with their respective Equity Ownership Percentages and the payment instructions as provided by the Sellers) by wire transfer within five (5) Business Days after the receipt thereof.
(e)          Except with respect to any Taxes attributable to a breach of the Tax Representation, the Purchaser shall be responsible for and shall pay any Taxes attributable to the operations of the Company or any of its Subsidiaries attributable to that portion of any Straddle Period beginning after the Closing Date as well as for any Taxes attributable to the operations of the Company or any of its Subsidiaries for any Tax period beginning after the Closing Date.  The Purchaser shall be entitled to any refund of Taxes attributable to any Straddle Period to the extent such refund is attributable to the portion of such Straddle Period beginning after the Closing Date.
9.2.          Allocation of Straddle Period Taxes.  For purposes of this Article IX, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company and all of its Subsidiaries for all Tax purposes.  In any case where applicable Law does not permit the Company or any of its Subsidiaries to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of Taxes that are imposed on a periodic basis (for example, property taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date (such as taxes that are either based on or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property).
9.3.          Tax Returns.
(a)          The Purchaser agrees that the Sellers shall be responsible for, and the Purchaser shall cooperate (and cause the Company and its Subsidiaries to cooperate) with the Sellers in the preparation and filing, when due (taking into account all extensions properly obtained), of all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary of the Company for any taxable period ending on or prior to the Closing Date; provided that the Sellers shall deliver to the Purchaser a draft copy of any Tax Return for a Pre-Closing Tax Period at least thirty (30) days prior to the due date thereof (taking into account all extensions properly obtained) for the Purchaser’s review and comment, and the Sellers and the Purchaser shall cooperate in good faith to determine whether any such Tax Return for any Straddle Period should reflect the Purchaser’s comments (if any).  The Sellers shall jointly and severally pay the expense for the preparation and filing of all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary of the Company for any taxable period ending on or prior to the Closing Date.
(b)          The Purchaser shall prepare and file or cause to be prepared and filed when due (taking into account all extensions properly obtained) all Tax Returns for any Straddle Periods that are required to be filed by or with respect to the Company or any of its Subsidiaries, provided that any Tax Return for a Straddle Period shall be submitted to the Sellers at least thirty (30) calendar days prior to its due date (taking into account all extensions properly obtained) for the Sellers’ review and comment, which comments shall be discussed by the Purchaser with the Sellers to determine in good faith whether the Tax Returns for the Straddle Period should reflect the Sellers’ comments.
(c)          Any Taxes owed in respect of such Tax Returns for any Pre-Closing Tax Period which are prepared and filed pursuant to this Section 9.3 shall be paid by the Sellers at least two (2) Business Days prior to the due dates for the payment of such Taxes.
(d)          Except to the extent otherwise required by applicable Law, neither the Purchaser, the Company nor any of the Subsidiaries may carry back for United States federal, state, local or non-United States Tax purposes to any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items relating solely to the operation of the Company or any of its Subsidiaries arising in a taxable period (or portion thereof) occurring on or after the Closing Date without the Sellers’ consent, which such consent may be withheld, conditioned or delayed for any reason.
9.4.          Tax Contests.
(a)          If the Purchaser or any of its Affiliates or the Sellers receive notice from any Governmental Entity of any proposed or actual audit, examination, adjustment, claim, assessment or demand concerning the amount of Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, such Party shall inform the other thereof within ten (10) Business Days after receipt of such notice.  No failure or delay in providing such notice shall reduce or otherwise affect the obligations or liabilities of any Party hereto, except to the extent such failure or delay adversely affects the recipient Party’s ability to defend against any liability or claim with respect to such Taxes.  Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Governmental Entity with respect to such matter.
(b)          Except as otherwise provided in this Section 9.4, the Sellers shall have the sole right to control, at the expense of the Sellers, the contest of any audit, dispute or administrative, judicial or other proceeding relating to the Taxes of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date so long as (i) the Sellers notify the Purchaser in writing within fifteen (15) days after the Purchaser (or the Purchaser’s Affiliate) has given notice of such claim that Sellers will indemnify the Purchaser Indemnified Parties from and against the entirety of any Tax Losses the Purchaser Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, and (ii) the Sellers conduct the defense of the claim actively and diligently.  If any of the conditions in the preceding sentence are or become unsatisfied, (A) the Purchaser may defend against, and, with the consent of the Sellers (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner that it may deem appropriate, (B) the Sellers will reimburse the Purchaser for the reasonable costs of defending against the claim (including attorneys’, accountants’ and experts’ fees and disbursements) and (C) the Sellers will remain responsible for any Tax Losses the Purchaser Indemnified Parties may suffer to the fullest extent provided in this Article IX.  If the Sellers elect to control any such contest, the Purchaser may, at its expense, participate in such contest. The Purchaser shall have the sole right to control, at its expense, the contest of any audit, dispute or administrative, judicial or other proceeding relating to the Taxes of the Company or any of its Subsidiaries for any Straddle Period or for any period commencing after the Closing Date.  If the Purchaser elects to control any such contest relating to any Straddle Period, the Sellers may, at their expense, participate in such contest.  No audit, dispute or administrative, judicial or other proceeding may be settled (i) in the case of any such contest relating to a taxable period ending on or before the Closing Date by Sellers without the Purchaser’s prior written consent if such settlement would have an adverse impact on the Purchaser or any of its Affiliates, or (ii) in the case of any such contest relating to a Straddle Period, by the Purchaser without the Sellers’ prior written consent if such settlement would have an adverse impact on any Seller; provided, however, that no such consent by the Sellers or the Purchaser shall be unreasonably withheld or delayed.

9.5.          Assistance and Cooperation.  The Sellers and the Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, for the filing of Tax refund claims or amended Tax Returns and for the prosecution or defense of any Tax claim.  The Purchaser shall, and shall cause the Company and its Subsidiaries to, preserve and keep all books and records with respect to Taxes and Tax Returns of the Company and its Subsidiaries until the expiration of the applicable statute of limitations.  Any information obtained under this Section 9.5 shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of the Party in possession of such information.
9.6.          Transfer Taxes.  The Purchaser, on the one hand, and the Sellers, on the other hand, shall each be responsible for one-half of (i) any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable in connection with the consummation of the transactions contemplated by this Agreement and (ii) the costs of filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees.  The Purchaser shall file all necessary Tax Returns and other documentation with respect to, and pay when due, all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Law, the Sellers shall join in the execution of any such Tax Returns and documentation.  The Sellers shall jointly and severally pay to the Purchaser the Taxes, fees and costs for which the Sellers are responsible under this Section 9.6 by wire transfer of immediately available funds at least two (2) Business Days prior to the applicable due dates.
9.7.          Treatment of Payments.  All amounts paid under this Article IX shall, to the extent permitted by Law, be treated for all purposes as an adjustment to the consideration being paid for the Shares.
ARTICLE X
DEFINITIONS; CONSTRUCTION
10.1.          Definitions.  For the purposes of this Agreement:
“2017 Earnout Period” means October 1, 2016 through September 30, 2017.
“2018 Earnout Period” means October 1, 2017 through September 30, 2018.
“2019 Earnout Period” means October 1, 2018 through September 30, 2019.
“Accounting Arbitrator” means a recognized firm of independent accountants selected by mutual agreement of the Purchaser and the Sellers.
“Acquisition Proposal” means with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by the Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving:  (i) any acquisition or purchase from the Company, or from the Sellers, by any Person or group of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business) or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (iii) any liquidation or dissolution of the Company, or any extraordinary dividend or distribution, whether of cash or other property.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For the purpose of this definition, the term “control” of a Person means the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control” have correlative meanings.
“Agama” is defined in Section 6.15.
“Agreed Amount” is defined in Section 8.5(b).
“Agreement” is defined in the Preamble.
“Ancillary Agreements” means all agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Asset Purchase Agreement, the Resignations, the Non-Competition and Non-Solicitation Agreements, the Excluded Contracts, the Subordination Agreements, and the Subscription Agreements.
“Anti-Terrorism Law” means any Law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 3, 2016, by and between the Company and Agama Solutions Inc.
“Balance Sheet Date” is defined in Section 3.7(a).
“Base Cash Amount” means Four Million Four Hundred Thirty Thousand Seven Hundred Forty Dollars and Seventy-Six Cents ($4,430,740.76).
“Basket Amount” is defined in Section 8.3(a).
“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.
“Business Model” means the current business model being operated by the Company which focuses on a training model involving students.
“Business Plan” is defined in Section 1.5(e).
“Cap” is defined in Section 8.3(c).
“Cause” shall include the following, as determined in the sole discretion of the Purchaser:
(a)          commission by the Seller of any acts involving fraud or commission by the Seller of a felony;
(b)          the Seller’s failure or refusal to perform adequately the Seller’s duties and responsibilities hereunder and such failure or refusal shall have continued for a period of twenty (20) days following written notice from the Purchaser; or
(c)          material breach of the Seller of any of the Seller’s obligations under any agreement between the Seller and the Company, including, without limitation, the Non-Competition and Non-Solicitation

Agreements, the Subscription Agreements or any agreement or covenant under this Agreement or any Ancillary Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Certificates” means, collectively, the stock certificates evidencing the Shares.
“Change in Control” means, (a) a sale of all or substantially all of the Purchaser’s assets to any Person where Existing Management does not hold management positions immediately after such sale; (b) a merger, consolidation or other capital reorganization or business combination transaction of the Purchaser with or into another corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Purchaser) where Existing Management does not hold management positions immediately after such merger, consolidation, reorganization or business combination; or (c) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Purchaser’s then outstanding voting securities and Existing Management ceases to hold management positions immediately after such transaction or series of transactions.  Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (i) change the jurisdiction of the Purchaser’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Purchaser’s securities immediately before such transaction, or (iii) obtain funding for the Purchaser in a financing that is approved by the Purchaser’s Board.
“Claimed Amount” is defined in Section 8.5(a).
“Closing” is defined in Section 2.1.
“Closing Date” is defined in Section 2.1.
“Closing Debt” means the aggregate amount of all outstanding Debt as of 12:01 a.m., Pacific time, on the morning of the Closing Date (including such Debt to be paid or satisfied on the Closing Date in accordance with the Payoff Letters).
“Closing Net Current Assets” means, as of 12:01 a.m., Pacific time, on the morning of the Closing Date, the Net Current Assets Target minus Closing Extraordinary Liabilities.
“Closing Extraordinary Liabilities” means, as of 12:01 a.m., Pacific time, on the morning of the Closing Date, any liabilities of the Company incurred since July 1, 2016 outside of the ordinary course of business.
“Closing Statement” is defined in Section 1.3(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Balance Sheet” is defined in Section 3.7(a).
“Company Employee Plan” means any plan, program, policy, practice, Contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, change-of-control payments, termination pay, performance awards, stock option, share appreciation right, phantom equity award or other stock-related awards, fringe benefits, flexible spending, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates for the benefit of any Employee, director or consultant, or pursuant to which the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates has or may have any obligation or liability, contingent or otherwise.
“Company Financial Statements” is defined in Section 3.7(a).
“Company Intellectual Property” means any and all Intellectual Property that is (i) used by the Company and its Subsidiaries in their businesses as currently conducted or proposed to be conducted or (ii) incorporated in, forming any part of or used to provide any of the Company or any of its Subsidiaries’ services.
“Company Material Contracts” is defined in Section 3.13(b).
“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of any of the Sellers after inquiry of Persons reporting directly to them with respect to the matter in question.
“Confidential Information” is defined in Section 11.16.
“Confidentiality Agreement” means the Confidentiality Agreement between the Company and the Purchaser, as amended from time to time.
“Consents” means approvals, consents (including negative consents), waivers, filings, authorizations, licenses, permits, notices, reports or similar items.
“Constitutional Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or similar document.
“Contested Amount” is defined in Section 8.5(b).
“Contract” means any written or oral agreement, contract, mortgage, indenture, lease, license, instrument, document, obligation or commitment that is legally binding, including all amendments, modifications and supplements thereto, provided, however, that the term Contract does not include purchase orders entered into in the ordinary course of business.
“Covered Persons” is defined in Section 6.12(a).
“Debt” means, without duplication, (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business to the extent that such trade payables and other accrued current liabilities are included in the calculation of Closing Net Current Assets), (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar security, (iii) any amount outstanding under letters of credit or similar credit transactions or obligations (provided, however, for the avoidance of doubt, and notwithstanding anything to the contrary contain herein, the term “Debt” shall not include any standby letters of credit or any undrawn letters of credit), (iv) any indebtedness under interest rate, commodity or currency swap, hedge or similar credit transactions, (v) any indebtedness for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business) or conditional sale obligations, (vi) all obligations under leases to which the Company or any of its Subsidiaries are a party and which have been or are required to be recorded as capitalized leases under GAAP, and (vii) any indebtedness or obligations referred to in the foregoing clauses (i) through (vi) of any Person which is either guaranteed by, or secured by a Lien upon any property or asset owned by, the Company or any of its Subsidiaries.
“Disclosure Letter” is defined in the preamble to Article III.
“Dispute Period” is defined in Section 8.5(b).
“Disputed Matters” is defined in Section 2.2(c).
“Earnout Consideration” means the total aggregate earnout amount paid by the Purchaser to the Sellers pursuant to Section 1.5 and Exhibit B.
“EBITDA” means, for the 2017 Earnout Period, 2018 Earnout Period and 2019 Earnout Period, respectively, the Company’s earnings before interest, tax, depreciation and amortization calculated consistent with past practice, calculated consistent with past practice as set forth on Exhibit D.
“EBITDA Floor” means, for the 2017 Earnout Period, 2018 Earnout Period and 2019 Earnout Period, respectively, the EBITDA Floor set forth on Exhibit B hereto.
“Employee” means any current, former, or retired employee of the Company or any of its Subsidiaries.
“Employee Shareholders” mean, collectively, Pankaj Kalra and Khannan Sankaran.
“Environmental Claims” is defined in Section 3.18(b).
“Environmental Law” means any and all Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, transport, disposal, arrangement for transport or disposal, management, Release or threatened Release of, or exposure to, Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.
“Equity Interest” means, with respect to any Person, any outstanding shares of capital stock, subscriptions, options, calls, warrants or other rights to acquire capital stock, whether or not currently exercisable.
“Equity Ownership Percentage” means, for each Seller, an amount equal to the quotient of (i) the number of Shares held by such Seller immediately prior to the Closing divided by (ii) the number of Shares outstanding (excluding treasury shares) immediately prior to the Closing; provided, that the total of all such percentages shall equal 100%.  As of the date of this Agreement, the Equity Ownership Percentages of each Seller is set forth opposite such Seller’s name on Exhibit A hereto.
“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to shareholders of a corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.
“Estimated Closing Debt” is defined in Section 2.2(a).
“Estimated Closing Net Current Assets” is defined in Section 1.3(a)(i).
“Estimated Cash Amount” means an amount equal to (i) the Base Cash Amount, minus (ii) the Estimated Unpaid Transaction Expenses, minus (iii) the Estimated Closing Debt, minus (iv) the amount, if any, by which the Estimated Closing Net Current Assets is less than the Net Current Asset Target.
“Estimated Unpaid Transaction Expenses” is defined in Section 1.3(a)(i).
“Excluded Contracts” means those contracts of Agama set forth on Exhibit B to the Asset Purchase Agreement.
“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as amended.
“Existing Management” means Nandu Thonadvadi and Dhru Desai.
“Expiration Date” is defined in Section 8.1.
“FCPA” is defined in Section 3.23(b).
“Final Closing Statement” is defined in Section 1.4(a).
“Final Cash Amount” means an amount equal to (i) the Base Cash Amount, minus (ii) the Unpaid Transaction Expenses, minus (iii) the Closing Debt, plus (iv) the Closing Cash, minus (v) the amount, if any, by which the Closing Net Current Assets is less than the Net Current Asset Target.
“Fundamental Representations” means the representations and warranties of the Sellers contained in Section 3.1 (Organization and Qualification of the Company), Section 3.2 (Organization and Qualification of Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.5(b) (No Conflict with Constitutional Documents), Section 3.14 (Litigation), Section 3.16 (Permits) Section 3.18 (Environmental Matters), Section 3.19 (Employment Matters), Section 3.20 (Employee Benefit Plans), Section 3.21 (Tax Matters), Section 3.25 (Brokers’ and Finders’ Fees), Section 4.1 (Organization of the Sellers),  Section 4.2 (Authority), Section 4.3(a) (No Conflict with Constitutional Documents), and Section 4.6 (Title to the Shares).
“GAAP” means generally accepted accounting principles effective in the United States as in effect on the date of this Agreement.
“Good Reason” means the occurrence of any of the following, in each case without the Seller’s consent:
(a) a material reduction in the Seller’s base salary other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions;
(b) a relocation of the Seller’s principal place of employment by more than 50 miles;
(c) any material breach by the Company of any material provision of any agreement between the Seller and the Company;

(d) a material, adverse change in the Seller’s authority, duties, or responsibilities (other than temporarily while the Seller is physically or mentally incapacitated or as required by applicable law or other than a change in the employment status of Ashish Sanan in accordance with the terms of Section 1.5(d)); or
(e) a material alteration of the Business Model unless agreed to by the Purchaser and a majority of the Sellers who, at such time, continue to have an employment or consulting relationship with the Company.
“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental entity, instrumentality, agency or commission.
“Hazardous Material” means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including polychlorinated biphenyls, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.
“ICE” is defined in Section 3.19(d).
“Indemnified Party” is defined in Section 8.4(a).
“Indemnifying Party” is defined in Section 8.4(a).
“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos, design rights, other proprietary indicia of goods and services worldwide and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; original works of authorship in any medium of expression, whether or not published or registered, including source code, object code and software development documentation; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“Interim Financial Statements” is defined in Section 3.7(a).
“IRS” means the Internal Revenue Service.
“Judgment” means, with respect to any Person, any order, injunction, judgment, settlement, decree, ruling, award, writ, decree or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person.
“Landlord Consents” means a consent and amendment for each Landlord Lease (as such term is defined in Section 3.5 of the Disclosure Letter) by and between the Company and the landlord to such  Landlord Lease, in each case shall have entered into a consent and amendment for each such lease, in each case in form and substance acceptable to the Purchaser.

“Law” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order, judgment, treaty, decree or administrative or judicial decision.
“Lease” is defined in Section 3.11(a).
“Leased Real Property” is defined in Section 3.11(a).
“Legal Action” means any action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit of any nature, whether civil, criminal, administrative, regulatory, investigative or otherwise, in Law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.
“Lenders” means, collectively, BMO Harris Bank N.A. and BIP Quadrant 4 Debt Fund I, LLC.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, charge, hypothecation, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any exception, reservation, easement, right-of-way, covenant, encroachment, encumbrance or other title defect of any nature whatsoever, or any Contract to create any of the foregoing.
“Losses” shall mean, without duplication for purposes of recovery, losses, liabilities, damages, obligations, penalties, awards, fines, judgments, claims, deficiencies, liquidated damages, assessments, interest and penalties, costs and expenses, including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses of investigation and defense; provided, however, that “Losses” shall not include any special or punitive damages awarded with respect to any claim, unless such damages are part of a Tax claim or a Third Party Claim for which indemnification is sought pursuant to this Agreement.
“Material Action” means any action by the Company or any of its Subsidiaries to:
(a)          amend its Constitutional Documents;
(b)          declare, set aside or pay any dividends in respect of its Equity Securities or make any distribution with respect to its Equity Securities (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its Equity Securities or split, combine or reclassify any of its Equity Securities;
(c)          authorize for issuance, issue, grant, sell, deliver or agree or commit to issue, grant, sell or deliver, any Equity Interests in the Company or any of its Subsidiaries, any security convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company or any of its Subsidiaries, or any rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any Equity Interests in the Company or any of its Subsidiaries;
(d)          sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, (i)any Owned Real Property or (ii)any of other its properties or assets, in the case of this clause (ii), other than for fair consideration in the ordinary course of business consistent with past practice;
(e)          incur or commit to any capital expenditures, obligations or liabilities other than in the ordinary course of business consistent with past practice;
(f)          create, incur, assume, guarantee or otherwise become liable or obligated with respect to any Debt other than borrowings under its existing revolving credit facility, or make any loan or advance to, or any investment in, any Person;

(g)          acquire by merging or consolidating with, or acquire by purchasing a substantial portion of the Equity Interests or assets of, or in any other manner, any business or Person;
(h)          change its auditor or change its methods of accounting in effect as of the date of this Agreement except as required by changes in GAAP;
(i)           make or change any Tax election, amend any Tax Return, or adopt or change any of its methods of accounting with respect to Taxes, change any annual Tax accounting period, enter into any “closing agreement” with any Taxing Authority, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action related to Taxes;
(j)           dismiss, settle or compromise, or agree to dismiss, settle or compromise, any Legal Action, except for any such dismissal, settlement or compromise in the ordinary course of business which is not material to the operations or financial condition of the Company and its Subsidiaries taken as a whole;
(k)          enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its officers or directors, or grant any salary, wage or other increase in compensation to any employee outside the ordinary course of business consistent with past practice, increase any employee benefit or adopt, amend, terminate or make any other change to any Company Employee Plan except as may be required by Law or pursuant to this Agreement;
(l)           enter into any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or modify the terms of any such existing agreement except as required by applicable Law;
(m)          implement any layoffs that could implicate the WARN Act or otherwise implement any reduction-in-force or early retirement program;
(n)          enter into any Contract with, or for the benefit of, any Seller, director, former director, officer of the Company or its Subsidiaries or any Affiliate of the foregoing or any directors, former directors, officers or shareholders of any Affiliate of the foregoing;
(o)          accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;
(p)          delay, postpone or accelerate the payment of accrued expenses, trade payables or other liabilities beyond or in advance of their due dates or the dates when such liabilities would have been paid or the receipt of any accounts receivable except in the ordinary course of business consistent with past practices; or
(q)          commit or agree to do any of the foregoing.
“Material Adverse Effect” means a material adverse effect (a) on the business, properties, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) events, changes, developments or circumstances relating to the industries or the markets in which the Company and its Subsidiaries operate, including changes resulting from weather or natural conditions, or changes in Law or the interpretation or enforcement thereof (including, but not limited to, changes in reimbursement rates), (ii) events, changes, developments, conditions or circumstances that effect the U.S.

economy generally, (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (iv) changes in Law or GAAP, (v) any change, effect, circumstance or event arising from the announcement of this Agreement, (vi) any action or omission of the Company or any of its Subsidiaries prior to the Closing Date contemplated by this Agreement or otherwise taken with the prior written consent of the Purchaser, as long as, in the case of the foregoing clauses (i) through (iv), such change, circumstance, event or effect has not had, and would not reasonably be expected to have, a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and its Subsidiaries operate, or (vii) any increase in the cost or availability of the financing necessary for the Purchaser to consummate the transactions contemplated hereby, or (b) the ability of either the Company or any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
“Material Customers” is defined in Section 3.26.
“Material Suppliers” is defined in Section 3.26.
“Net Current Asset Target” means One Million One Hundred Eighty Thousand Seven Hundred Forty Dollars and Seventy-Six Cents ($1,180,740.76).
“Non-Competition and Non-Solicitation Agreement” means a non-competition and non-solicitation agreement, in form and substance acceptable to the Purchaser, dated as of the Closing Date and duly executed by the Sellers and the Purchaser.
“Objection Notice” is defined in Section 1.4(b).
“Objection Period” is defined in Section 1.4(b).
“Other Person Authorizations” is defined in Section 3.16(b).
“Owned Real Property” is defined in Section 3.11(b).
“Parties” means the Purchaser, the Company, the Sellers’ Representative and the Sellers and “Party” means any of the Parties.
“Payoff Letters” means customary payoff letters from all holders of Debt, if any (which Payoff Letters be in form and substance reasonably satisfactory to the Purchaser’s lenders and shall contain (a) payoff amounts, including per diems; (b) wire transfer instructions; (c) an affirmative statement by the holder of the applicable Debt that (i) upon payment of the applicable payoff amount, including any per diem, that (A) all obligations of the Company or its Subsidiaries to such holder shall be satisfied in full, (B) all Liens, if any, are automatically released and terminated and (C) all guarantees of the applicable Debt are automatically released and terminated, and (ii) the Purchaser may rely on such Payoff Letter; and (d) an agreement by the holder of the applicable Debt to take such further action as may be reasonably requested by the Company or the Purchaser to further evidence such payment, release and termination), together with arrangements satisfactory to the Purchaser and its lenders, for such holders to provide to the Company or its Subsidiaries, simultaneously with the repayment of all such Debt, recordable form lien releases (or, if requested by the Purchaser, an authorization for the Company, the Purchaser or the Purchaser’s lender to file UCC termination statements), canceled notes and other documents reasonably requested by the Purchaser or its lenders.
“Permits” means all licenses, permits, certificates, variances, exemptions, franchises, consents, waivers, registrations and other approvals or authorizations issued, granted, given, required or otherwise made available by or required to be filed with any Governmental Entity.

“Permitted Liens” means, with respect to any Person or Owned Real Property or Leased Real Property, Liens for (i) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges are not due and payable or the Person is contesting them in good faith and has established adequate reserves for them as shown in the Company Balance Sheet; (ii) workmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business in respect of obligations which are not overdue, (iii) minor exceptions, reservations, easements, rights-of-way, covenants, encroachments, encumbrances or other title defects or burdens which do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or any of its Subsidiaries, (iv) pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other programs required by applicable Law, (v) any Lien against or affecting the Leased Real Property arising by, through or under the lessor or landlord of the Leased Real Property which is not a violation of the lease for such property and (vi) any Lien set forth in Section 10.1 of the Disclosure Letter.
“Per Share Value” means the  Volume Weighted Average Price per share of common stock as reported on OTC Pink Current Information on the Closing Date.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Pre-Closing Taxes” is defined in Section 9.1(a)(i).
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) the portion of any Straddle Period ending on the Closing Date.
“Prohibited Person” shall mean any Person (i) listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any party described in clause (i) above, (iii) with whom any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list or (vi) affiliated with any party described in clauses (i) through (v) above.
“Purchaser” is defined in the Preamble.
“Purchaser Indemnified Parties” is defined in Section 8.2(a).
“Purchaser Shares” means shares of the Purchaser’s common stock, par value $0.001 per share.
“Registered Intellectual Property” means all patents, registered copyrights, registered trademarks and servicemarks, and Internet domain name registrations, and all applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“Release” has the meaning set forth in Section 101(22) of CERCLA.
“Required Consents” is defined in Section 3.6.
“Resignations” means the resignations of (a) the directors of the Company and its Subsidiaries, and (b) the non-employee officers of the Company and its Subsidiaries, with each such resignation to be effective concurrently with the Closing.

“Response Notice” is defined in Section 8.5(b).
“Securities Act” is defined in Section 5.7.
“Seller” and “Sellers” are defined in the Preamble.
“Seller Indemnified Parties” is defined in Section 8.2(b).
“Share Consideration Amount” means the product of (i) the Share Consideration and (ii) the Per Share Value.
“Share Consideration” means 500,000 shares of Purchaser Shares.
“Shares” is defined in the Recitals.
“Stipulated Amount” is defined in Section 8.5(e).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subordination Agreements” is defined in Section 1.5(c).
“Subscription Agreements” means the subscription agreement, each in the form set forth on Exhibit E, dated as of the Closing Date and duly executed by each of the Sellers and the Purchaser.
“Subsidiary” of any Person means (i) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its Board of Directors or (ii) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Tangible Company Properties” is defined in Section 3.10(b).
“Target EBITDA” means, for the 2017 Earnout Period, 2018 Earnout Period and 2019 Earnout Period, respectively, the Target EBITDA set forth on Exhibit B hereto.
“Tax” means (i) any federal, state, local or foreign income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, escheat and unclaimed property, excise, severance, stamp, occupation, premium, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, or property tax and any other similar governmental fee, assessment or charge constituting a tax, together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit and (ii) any liability in respect of any item in clause (i) above that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return for any Tax period) or otherwise.
“Tax Loss Notice” is defined in Section 9.1(b).
“Tax Losses” is defined in Section 9.1(a).
“Tax Representations” means the representations and warranties of the Company set forth in Section 3.21 (Tax Matters).

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.
“Third Party Claim” is defined in Section 8.4(a).
“Transaction Bonuses” means the bonuses payable in connection with the consummation of the transactions contemplated by this Agreement.
“Transaction Bonus Amount” means an amount equal to (i) the aggregate Transaction Bonuses to be made to the recipients thereof in connection with the transactions contemplated by this Agreement, plus (ii) the aggregate Transaction Payroll Taxes incurred in connection with such Transaction Bonuses.
“Transaction Expenses” means all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred by the Company or any of its Subsidiaries (on behalf of the Company, any Subsidiary of the Company or any Seller) in connection with the transactions contemplated by this Agreement (including such fees, costs and expenses arising after the Closing), including any bonus, severance, change-in-control or similar payment obligations of the Company or any of its Subsidiaries resulting solely from, or solely in connection with, the consummation of the transactions contemplated hereby, as well as any related Transaction Payroll Taxes, including the Transaction Bonus Amount and any Losses incurred or suffered by any Purchaser Indemnified Party directly or indirectly arising out of, resulting from or in any way related to the Transaction Bonuses, including any payments made thereunder.
“Transaction Payroll Taxes” means the employer portion of payroll or employment Taxes incurred in connection with any bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement, including with respect to the Transaction Bonuses.
“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.
“Unaudited Financial Statements” is defined in Section 3.7(a).
“Unpaid Transaction Expenses” means the Transaction Expenses that remain unpaid as of 12:01 a.m., Pacific time, on the morning of the Closing Date.
“USA Patriot Act” shall mean the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as amended.
“WARN Act” is defined in Section 3.19(f).
10.2.          Construction.
(a)          The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  Accordingly, any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)          The words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.  The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.
(c)          Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” are intended to refer to the Articles and Sections of this Agreement, and to the Exhibits and Schedules to this Agreement, including the Disclosure Letter, as the context may require.  All such Exhibits and Schedules, including the Disclosure Letter, shall be deemed a part of, and are hereby incorporated by this reference into, this Agreement.
(d)          As used in this Agreement, a document shall be deemed to have been “made available” to the Purchaser if, from the date of the Confidentiality Agreement and through the date that is two (2) Business Days prior to the date of this Agreement, such document has been made available for viewing by the Purchaser in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement.
(e)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE XI
GENERAL PROVISIONS
11.1.          Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own Transaction Expenses in connection with this Agreement and the transactions contemplated hereby.
11.2.          Public Announcements.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Purchaser and the Sellers, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject (including the Securities and Exchange Commission), in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to provide the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party.  The Parties may make additional announcements that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the substance of this Agreement without consent.
11.3.          Notices.  All notices and other communications hereunder shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by electronic mail or facsimile, as follows:
(a)	if to the Purchaser (or to the Company or any of its Subsidiaries) to:
Quadrant 4 System Corporation
1501 E. Woodfield Road, Suite 205 S
Schaumburg, IL 60173
Attention:
Facsimile:
 E-mail:

with a copy (which shall not constitute notice) to:
Nixon Peabody LLP
70 West Madison, Suite 3500
Chicago, IL 60602-4224
Attention:  Gary I. Levenstein
Facsimile:  (844) 562-7985
 E-mail:  gilevenstein@nixonpeabody.com
(b)	if to the Sellers to:
Pankaj Kalra
3248 Bruce Drive
Fremont, CA 94539
 E-mail:   pankajkalra.usa@gmail.com
with a copy (which shall not constitute notice) to:
Inventus Law, Inc.
3260 Hillview Avenue
 Palo Alto, CA 94304
Attention:  Anil Advani, Esq.
 E-mail: anil@inventuslaw.com

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt.  Notice given by electronic mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours.  All notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail or personal delivery.
11.4.          Entire Agreement.  This Agreement, the Exhibits and the Schedules hereto, including the Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
11.5.          Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.6.          Specific Performance.  The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a Party to cause the other Parties to consummate the transactions contemplated herein) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.  In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.  Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.
11.7.          Successors and Assigns; Assignment; Parties in Interest.  This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns (if any).  Except as otherwise specifically provided herein, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, however, that nothing herein shall prohibit the assignment of the Purchaser’s rights (but not obligations) to any lender or to any wholly owned Subsidiary of the Purchaser.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement, except that the indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, and the provisions of Section 6.12 are intended to benefit the Covered Persons, and all such intended third-party beneficiaries shall be entitled to enforce such provisions of this Agreement.
11.8.          Amendment; Waiver.  This Agreement may be amended by the Parties only by execution of an instrument in writing signed by the Purchaser and the Sellers.  At any time prior to the Closing, the Purchaser, on the one hand, and the Sellers and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement by any Party to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such Party against whom such extension or waiver is sought to be enforced.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
11.9.          Governing Law; Venue.
(a)          This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.
(b)          Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware.  Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding, (ii) agrees that each such court shall be deemed to be a convenient forum, and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
11.10.          Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
11.11.          Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.12.          Counterparts; Electronic Delivery.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.  Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart, it being understood and agreed that the failure to deliver any such original counterpart upon request shall not affect the binding nature of the signature page delivered by facsimile or electronic image transmission.
11.13.          Time is of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
11.14.          Confidentiality.  From and after the Closing Date, (i) the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Purchaser, the Company or the Company’s Subsidiaries) or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser, the Company or the Company’s Subsidiaries, any Confidential Information relating to the Purchaser, the Company or the Company’s Subsidiaries and (ii) the Purchaser, the Company and each of the Company’s Subsidiaries shall not, and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Sellers) or use or otherwise exploit for its own benefit or for the benefit of anyone other than Sellers, any Confidential Information relating to the Sellers; provided, however, that in the event disclosure of any Confidential Information is required by applicable Law or the rules and regulations of any stock exchange to which the receiving party of such Confidential Information is subject, the receiving party of such Confidential Information shall, to the extent reasonably possible, provide to the disclosing party with prompt notice of such requirement prior to making any disclosure so that the disclosing party may seek an appropriate protective order.  For purposes of this Section 11.14, “Confidential Information” shall mean any confidential information with respect to any disclosing party, including, methods of operation, customers, customer lists, financial results, statements and records, audits, correspondence and reports filed with Governmental Authorities, products, research and development plans, programs or results, prices, fees, costs, inventions, know-how, trade secrets, business plans, market studies, marketing methods, plans, budgets, identified acquisition targets, personnel and related records, suppliers, competitors, markets or other specialized information or proprietary matters that a reasonable business manager would treat as confidential; provided, however, that the term “Confidential Information” does not include, and there shall be no obligation of any receiving party hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.  Further, a party hereto may disclose any Confidential Information of another party to the extent such disclosure is reasonably necessary for the disclosing party to exercise its rights or perform its obligations under this Agreement or any agreement or instrument entered into at the Closing pursuant hereto.
11.15.          Liability of Affiliates of the Purchaser or the Sellers.  Neither any direct or indirect holder of Equity Interests in the Purchaser, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of the Purchaser (other than the Purchaser itself) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and the Sellers hereby waive and release all claims of any such liability and obligation.  Neither any direct or indirect holder of Equity Interests in any of the Sellers, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of any of the Sellers (other than the Sellers themselves) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and the Purchaser hereby waives and releases all claims of any such liability and obligation.

11.16.          Sellers’ Representative.
(a)          The Sellers irrevocably nominate, constitute and appoint Pankaj Kalra as the representative, agent and true and lawful attorney in fact of the Sellers (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article VIII.  By way of amplification and not limitation, as Sellers’ Representative, the Sellers’ Representative shall be authorized and empowered, as agents of and on behalf of all Sellers to give and receive notices and communications as provided herein, to object to any indemnification claims, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, to waive after the Closing any breach or default of the Purchaser of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Seller in connection with any claims against such Seller arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.  Pankaj Kalra hereby accepts his appointment as Sellers’ Representative.
(b)          The Sellers grant to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Sellers (in the name of any or all of the Sellers or otherwise) any and all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by this Section 11.16.  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby:  (i) each Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to any claim for indemnification, compensation or reimbursement under Article VIII; and (ii) each Indemnified Party shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.
(c)          The Sellers recognize and intend that the power of attorney granted in this Section 11.16:  (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.
(d)          If the Sellers’ Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the Final Cash Amount), within ten (10) days after such death, disability or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to the Purchaser) and immediately thereafter notify the Purchaser of the identity of such successor.  Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder.  If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.
11.17.          Release.
(a)          Each Seller, on behalf of such Seller, anyone claiming through such Seller (including such Seller’s Affiliates) and the respective heirs, executors, personal representatives, beneficiaries, successors and assigns of each of the foregoing (collectively, the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each of the Company, any Subsidiary of the Company, the Purchaser Indemnified Parties and each Affiliate of any of the foregoing, each current and former equity holder, director, officer, employee and agent of any of the foregoing and the respective heirs, executors, personal representatives, successors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, damages, losses, liabilities, costs and expenses of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which any Releasing Party has, ever had or may have against any Released Party by reason of any matter, cause or thing existing as of the Closing Date or arising out of events occurring or conditions existing on or prior to the Closing Date.  Each Releasing Party hereby irrevocably agrees not to assert, directly or indirectly, any claim or demand, or to commence, institute or cause to be commenced or instituted, any proceeding of any kind against any Released Party with respect to the foregoing.  Notwithstanding the foregoing, the foregoing shall not constitute a release of claims with respect to (i) any claim for indemnification or other remedy to which the Releasing Party is entitled under this Agreement, (ii) any claims that the Releasing Party may have for indemnification under (any indemnification agreement with the Company relating to the Releasing Party’s service as an officer, director, employee or agent of any Company or any Subsidiary of the Company (but specifically excluding any claim for indemnification relating to any liability of the Releasing Party to any other Party arising out of the transactions contemplated by this Agreement), (iii) to the extent the Releasing Party is an employee of the  Company or any Subsidiary of the Company, any claims for accrued but unpaid compensation with respect to services actually provided during the most recent pay period prior to the Closing by such Releasing Party, including salary, benefits and reimbursements of expenses incurred and otherwise reimbursable in accordance with the Company’s policies, as applicable during such period and (iv) to the extent the Releasing Party is an employee of the Company or any Subsidiary of the Company, any amounts owed to such Releasing Party under employee benefit plans of the Company or any Subsidiary of the Company, as applicable, through the Closing Date.
(b)          Each Seller, on behalf of both himself, herself or itself and the Releasing Parties, acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
(c)          Each Seller, on behalf of both himself, herself or itself and the Releasing Parties, hereby waives and relinquishes any rights and benefits that they may have under Section 1542 of the Civil Code of the State of California or any similar statute or common law principle of any jurisdiction.  The Seller, on behalf of both himself, herself or itself and the Releasing Parties, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that such Seller or Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Seller’s and the Releasing Parties’ intention to fully and finally and forever settle and release any and all claims (other than the non-released claims specifically set forth above in this Section) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

11.18.          Effective Time.  The Parties agree that the Purchaser shall recognize the revenue of the Company (after giving effect to the transactions contemplated by the Asset Purchase Agreement) effective as of July 1, 2016, for accounting purposes only.

[The remainder of this page has been intentionally left blank.  Signature page follows.]

In Witness Whereof, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.
PURCHASER:
QUADRANT 4 SYSTEM CORPORATION
By: /s/ Nandu Thondavadi
Name: Nandu Thondavadi
Title:   President and Chief Executive Officer
SELLERS:

/s/ Ashish Sanan
Ashish Sanan
/s/ Pankaj Kalra
Pankaj Kalra
/s/ Khannan Sankaran
Khannan Sankaran
COMPANY:
STRATITUDE, INC.
By: /s/ Khannan Sankaran
Name: Khanan Sankaran
Title:   Chief Executive Officer
SELLERS’ REPRESENTATIVE:

/s/ Pankaj Kalra
Pankaj Kalra
[Signature Page to Stock Purchase Agreement]

Exhibit A
Sellers
Name of Seller	Number of Shares Held	Percentage of Shares of Held
Pankaj Kalra	393,939	39.4%
Ashish Sanan	393,939	39.4%
Khannan Sankaran	212,122	21.2%
Total:	1,000,000	100%

A-1

Exhibit B
Earnout Consideration
			Earnout
Earnout Period	Target EBITDA	EBITDA Floor	Guaranteed Earnout Amount	Variable Earnout Amount	Incentive Earnout Amount for amounts over the Target EBITDA
2017 Earnout Period	$1,350,000	$1,000,000	$200,000	$600,000	60%
2018 Earnout Period	$1,450,000	$1,000,000	$100,000	$700,000	60%
2019 Earnout Period	$1,550,000	$1,000,000	$100,000	$700,000	60%
Total:	$4,350,000	$3,000,000	$400,000	$2,000,000	N/A

Hypothetical Examples

Example 1:

If during the 2017 Earnout Period, the actual EBITDA of the Company is $1,200,000, then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (i) the Guaranteed Earnout Amount of $200,000 plus (ii) the Variable Earnout Amount of $600,000.

Example 2:

If during the 2017 Earnout Period, the actual EBITDA of the Company is $1,500,000, then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the sum of (i) the Guaranteed Earnout Amount of $200,000, (ii) the Variable Earnout Amount of $600,000 and (iii) $90,000, which is an amount equal to 60% of the amount in excess of the Target EBITDA (i.e., 60% of $150,000).

Example 3:

If during the 2017 Earnout Period, the actual EBITDA of the Company is $500,000, then the Purchaser shall pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the Guaranteed Earnout Amount of $200,000.

B-1

Exhibit C
Share Consideration
Name of Seller	Number of Shares of Purchaser Issued
Pankaj Kalra	196,975
Ashish Sanan	196,975
Khannan Sankaran	106,050
Total:	500,000

C-1

Exhibit D
Calculation of EBITDA
EBITDA, as adjusted
(in thousands)	TTM16	FY15	FY14	FY13
Net income (loss)	$933	$1,094	$297	$687
Reconcilation to EBITDA:
Other income	-	-	-	(45)
Depreciation and amortization	61	54	19	41
Interest expense	17	21	19	18
	78	75	38	14
EBITDA, as reported	1,011	1,169	335	701
% of revenue	5.7%	6.4%	2.2%	4.9%

Management proposed adjustments:
[1] Owners' expenses	208	185	171	174
[2] Owner salary	132	120	108	133
	340	305	279	307
Management proposed EBITDA	1,351	1,474	614	1,008
% of revenue	7.6%	8.1%	4.1%	7.0%

Proposed due diligence adjustments:
[3] Owners' expenses	2	33	2	(8)
[4] Commission expense	12	(25)	6	(68)
[5] Vacation expense	(11)	(16)	NQ	NQ
[6] Non-operating income	(108)	(108)	-	-
[7] Partner buyout	-	-	165	-
[8] Abode 360 consulting fees	-	-	-	45
[9] Insurance expense	NQ	NQ	NQ	NQ
	(105)	(116)	173	(31)

Proposed due diligence EBITDA	1,246	1,358	787	977
% of revenue	7.0%	7.4%	5.2%	6.8%

Pro forma adjustments:
[10] Professional fees	NQ	NQ	NQ	NQ
[11] Owner's compensation	NQ	NQ	NQ	NQ
	-	-	-	-
EBITDA, as adjusted	$1,246	$1,358	$787	$977
% of revenue	7.0%	7.4%	5.2%	6.8%

D-1

Exhibit E
Form of Subscription Agreement
[see attached]

E-1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THESE SECURITIES ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

SUBSCRIPTION AGREEMENT
FOR SHARES
IN

QUADRANT 4 SYSTEM CORPORATION,
an Illinois corporation

Quadrant 4 System Corporation
1501 Woodfield Road, Suite 205 S
Schaumburg, Illinois 60173
Attention:  Nandu Thonadvadi

Re:          Subscription for Shares of Common Stock

Ladies and Gentlemen:

Subject to the terms and conditions of this Subscription Agreement (this “Agreement”), the undersigned Subscriber does hereby subscribe to purchase from Quadrant 4 System Corporation, an Illinois corporation (the “Company”), [number of shares] shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

1.          Representations and Warranties of Subscriber.  Subscriber does hereby represent and warrant to the Company as follows:

(a)           Subscriber has completed the Investor Suitability Questionnaire attached hereto as Exhibit A (the “Subscriber’s Questionnaire”).

(b)           All information provided to the Company on the signature page hereto and on the Subscriber’s Questionnaire is true, correct and complete.

(c)           The offer to sell the Shares was directly communicated to Subscriber by the officers or directors of the Company.  At no time was Subscriber presented with or solicited by or through any article, notice or other communication published in any newspaper or other leaflet, public promotional meeting, television, radio or other broadcast or transmittal advertisement or any other form of general advertising.

(d)           Subscriber has received, read, analyzed and is familiar with the Company’s (i) latest Annual Report on Form 10-K (for the year ending December 31, 2015), including Amendment No. 1 thereto on Form 10-K/A filed on September 23, 2016, and its subsequent Quarterly Reports on Form 10-Q, in each case, including all exhibits, (ii) Preliminary Proxy Statement on Schedule 14A and Transaction Statement on Schedule 13E-3, in each case, including all exhibits as filed on September 30, 2016 and (iii) all Current Reports on Form 8-K filed on or after December 31, 2015 (collectively, as amended from time to time, the “Filings”).

(e)           Subscriber understands that the Company is currently the subject of an SEC investigation concerning possible violations of various provisions of the federal securities laws.  In addition, Subscriber understands that while the Company has acknowledged in SEC filings certain internal control deficiencies and has engaged counsel to assist it in reviewing and improving its compliance practices, the Company does not believe that it has made any material misrepresentations concerning its financial condition or business prospects.  Subscriber further understands that while the Company
1

cannot predict the outcome of the investigation, the investigation could result in an enforcement action by the SEC.  The Company continues to cooperate with the SEC with respect to the investigation.

(f)            Subscriber possesses sufficient knowledge and experience in business and financial matters to evaluate the risk and merits of an investment in the Shares.

(g)           Subscriber has received all additional documents requested and has had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of the offering of the Shares and to verify the accuracy of the information set forth in the Filings, and all such questions have been answered to Subscriber’s full satisfaction.

(h)           The address set forth on the signature page is the true and correct address of Subscriber’s primary residence.

(i)            Subscriber is acquiring the Shares for Subscriber’s own account and not for the benefit of any other person or entity.

(j)            Subscriber understands that an investment in the Shares is illiquid, because the Shares are subject to restrictions on transfer imposed by federal and state securities laws.  In addition, the current trading market for the Common Stock is extremely thin and there is no assurance that there will continue to be any market for the Common Stock (including the Shares).  Subscriber also understands that the Filings disclose, among other things, the Company’s current intention to deregister the Common Stock and become a nonreporting company.  Therefore, the Subscriber is prepared to hold the Shares indefinitely.

(k)           Subscriber understands that an investment in the Company is subject to a number of risk factors, including but not necessarily limited to those described in the Filings, and is suitable only for those persons and entities who can afford to bear such risk and absorb the loss of their entire investment in the Shares, should that occur.  Subscriber further understands and acknowledges that no federal or state agency has made any finding or determination as to the merits of the Shares for investment or any recommendation or endorsement of the Shares.

(l)            Upon the Company’s request, Subscriber will execute any documents as may be reasonably requested in connection with Subscriber’s purchase of the Shares.

(m)          IN PURCHASING THE SHARES, SUBSCRIBER IS NOT RELYING UPON ANY INFORMATION, OTHER THAN THE RESULTS OF SUBSCRIBER’S OWN INDEPENDENT REVIEW OF INFORMATION PROVIDED IN THE FILINGS, INCLUDING ALL EXHIBITS THERETO, THIS SUBSCRIPTION AGREEMENT AND SUBSCRIBER’S OWN INDEPENDENT INVESTIGATION OF THE COMPANY’S BOOKS, RECORDS AND DOCUMENTS.
2

(n)           None of the following information has ever been represented, guaranteed, or warranted to Subscriber expressly or by implication, by the Company or any of its officers, directors, agents, employees or affiliates, or by any other person:
(i)          The approximate or exact length of time that Subscriber will be required to hold the Shares;
(ii)          The percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in the Shares; or
(iii)          That the past performance or experience of the Company, or any of its officers, directors, agents, employees or affiliates, or of any other person, will in any way indicate or predict economic results from an investment in the Shares.
(o)           Subscriber has not distributed this Agreement to anyone other than his legal, tax, accounting or other investment advisors.
Subscriber’s representations and warranties set forth in this Section 1 shall survive the termination or expiration of this Agreement.
2.          Confidentiality.  Subscriber will not at any time, directly or indirectly, use, communicate, or disclose any Confidential Information of the Company in any manner whatsoever, and will return or destroy the Confidential Information immediately upon the request of the Company.  As used herein, “Confidential Information” means any information not generally known or available to the public without restriction relating to the Company, in any format, whether marked confidential or not, including, without limitation, this Agreement, and all the Exhibits attachments hereto.  Subscriber’s confidentiality obligations set forth in this Section 2 shall survive the termination or expiration of this Agreement.
3.          Restricted Shares.  Subscriber will not sell or otherwise transfer any Shares without registration under the Securities Act or an exemption therefrom, and fully understands and agrees that the Subscriber must bear the economic risk of its purchase because, among other reasons, the Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or an exemption from such registration is available. In particular, the Subscriber is aware that the Shares are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. The Subscriber also understands that the Company is under no obligation to register the Shares on behalf of the Subscriber or to assist the Subscriber in complying with any exemption from registration under the Securities Act or applicable state securities laws. The Subscriber understands that any sales or transfers of the Shares are further restricted by state securities laws and the provisions of this Agreement.
4.          Restrictive Legend. The Subscriber understands and agrees that the certificates for the Shares shall bear substantially the following legend until (i) such Shares shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective or (ii) in the opinion of counsel for the Company, such
3

Shares may be sold without registration under the Securities Act, as well as any applicable “Blue Sky” or state securities laws:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.
5.          Indemnification.  Subscriber does hereby agree to indemnify and hold harmless the Company and its officers, directors, agents, employees or affiliates from and against any and all loss, damage, liability or expense (including reasonable attorneys’ fees) due to or arising out of a breach of any of Subscriber’s representations or warranties and/or confidentiality obligations contained in this Agreement. Subscriber’s indemnification obligations set forth in this Section 5 shall survive the termination or expiration of this Agreement.
6.          Expenses.  Subscriber shall bear his, her or its own costs and expenses (irrespective of whether the purchase is completed) in connection with the purchase of Shares, including engagement of attorneys, accountants, advisors or agents to represent Subscriber’s interest.  The foregoing costs and expenses that Subscriber bears shall not include any costs or expenses resulting from the Company’s engagement of attorneys, accountants, advisors or agents in connection with this purchase or any matter related to the Company.

7.          Miscellaneous.

(a)           This Agreement shall be governed by the laws of the State of Illinois, without regard to its conflict of laws rules.

(b)           This Agreement and the Stock Purchase Agreement, dated as of October [__], 2016, by and among the Company and Stratitude, Inc., a California corporation, and the shareholders of Stratitude, Inc. (the “Stock Purchase Agreement”), including their respective schedules and exhibits, contain the entire agreement between the parties with respect to the subject matter hereof.

(c)           The headings of this Agreement are for convenient reference only and they shall not limit or otherwise effect the interpretation of any term or provision hereof.

(d)           This Agreement and the rights, powers, and duties set forth herein shall, except as otherwise set forth herein, be binding upon and shall inure to the benefit of the
4

parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(e)           Subscriber does hereby agree and acknowledge that Subscriber may not assign any of Subscriber’s rights or interests in and under this Agreement without the prior written consent of the Company, and that any attempted assignment without such consent shall be void and without effect.

(f)           Subscriber does hereby acknowledge that this purchase is subject to acceptance by the Company.

(g)           Subscriber does hereby acknowledge that the Company is relying on Subscriber’s representations, warranties and confidentiality obligations made herein in its decision to accept Subscriber’s subscription.  In the event that any of the representations and warranties made by Subscriber herein is untrue, Subscriber’s purchase shall be void.

[signature page(s) attached]

5

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement on the date set forth on the signature page.

The exact name under which title to the Shares is to be taken is as follows:

(please print)

6

SUBSCRIPTION AGREEMENT
SIGNATURE PAGE

Date:

Number of Shares of Common Stock: [number of shares]

Purchase Price for the Shares: Partial consideration for the sale of shares of Stratitude, Inc. as set forth in the Stock Purchase Agreement.

Signature

Subscriber’s Name:

Subscriber’s Address:

Social Security Number of Subscriber:

7

INDIVIDUAL ACKNOWLEDGMENT

State of ______________          )
                                                         )ss:
County of                                       )

I hereby certify that __________________, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her free and voluntary act for the uses and purposes therein set forth.

Given under my hand and official seal this ____ of _______. 20__.

SEAL

Notary Public in and for Said County and State

My Commission expires:

ACCEPTANCE OF SUBSCRIPTION BY THE COMPANY

The foregoing subscription is accepted by Quadrant 4 System Corporation on ______ __, 20__.

QUADRANT 4 SYSTEM CORPORATION,
an Illinois corporation

By:
Nandu Thonadvadi, Chief Executive Officer

8

EXHIBIT A TO SUBSCRIPTION AGREEMENT

INVESTOR SUITABILITY QUESTIONNAIRE

The purpose of this Questionnaire is to solicit certain information regarding an individual Subscriber’s financial status to determine whether Subscriber is an “accredited investor,” as defined under applicable securities laws, for purposes of his/her prospective purchase of Shares in the Company.  This Questionnaire is not an offer to sell securities.
Answers to this Questionnaire will be kept as confidential as possible.  However, this Questionnaire may be shown to such persons as the Company deems appropriate to determine accredited investor status including the Securities and Exchange Commission and the Illinois Securities Commissioner.
PLEASE ANSWER ALL QUESTIONS COMPLETELY AND EXECUTE THE SIGNATURE PAGE.
IF THE SHARES ARE BEING PURCHASED FOR THE ACCOUNT OF MORE THAN ONE INDIVIDUAL, EACH INDIVIDUAL MUST COMPLETE A SEPARATE QUESTIONNAIRE.
A.          Personal
1.          Name:
2.          Address of Principal Residence:

_______________________________________ County:
3.          Residence Telephone: (________)
4.          Email Address:
5.          Where are you registered to vote?
6.          Your driver’s license is issued by the following state:
7.          Other Residences or Contacts: Please identify any other state where you own a residence, are registered to vote, pay income taxes, hold a driver’s license or have any other contacts, and describe your connection with such state:

8.          Date of Birth:
9.          Citizenship:
B.          Income
1.	During each of the past two years, was your individual income from all sources in excess of $200,000 or your joint income with your spouse in excess of $300,000?
☐ Yes          ☐ No
2.	Do you reasonably expect to reach income in excess of the foregoing threshold during the current year?
☐ Yes          ☐ No
9

C.          Net Worth
Will your net worth as of the date you purchase the Company’s securities, together with the net worth of your spouse, be in excess of $1,000,000?  (Note that “net worth” excludes the value of your principal residence and is further reduced to the extent, if any, that the indebtedness secured by a mortgage on such residence exceeds the fair market value of such residence.)

☐ Yes          ☐ No
D.          Represented by Counsel
Are you represented by legal counsel in connection with the transactions contemplated by this Subscription Agreement.

☐ Yes          ☐ No
E.          Prospective Investor’s Representations
The information contained in this Questionnaire is true and complete, and the undersigned understands that the Company and its counsel will rely on such information for the purpose of complying with all applicable securities laws, as discussed above.  The undersigned agrees to notify the Company promptly of any change in the foregoing information which may occur prior to any purchase by the undersigned of securities from the Company.

Prospective Investor:
Date:______________________, 20__
Signature

(Print Name of Person Signing)

10

Disclosure Schedule
This Disclosure Letter (the “Disclosure Letter”) is delivered pursuant to that certain Stock Purchase Agreement, dated as of November 3, 2016 (the “Agreement”), by and among Stratitude Inc., (the “Company”), the Shareholders of Stratitude Inc. (the “Sellers”), and Quadrant 4 System Corporation (the “Purchaser”).  The numbered and lettered sections of this Disclosure Letter correspond to the numbered and lettered sections contained in Article III of the Agreement.  Any disclosures made under the heading of one section of this Disclosure Letter shall apply to and/or qualify disclosures made under one or more other sections only to the extent it is readily apparent from a reading of such disclosure that such disclosure is applicable to such other section or sections.  Unless otherwise defined, any capitalized terms in this Disclosure Letter shall have the same meanings assigned to such terms in the Agreement.

Nothing in this Disclosure Letter is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant.  Inclusion of any item in this Disclosure Letter shall not constitute, or be deemed to be, an admission by the Company that (a) such item is material or establish a standard of materiality, or (b) such item did not arise in the ordinary course of business.

3.1 Organization and Qualification of the Company

The Company is not duly qualified to do business as a foreign corporation in any jurisdiction.

3.2(a) Additional Equity Interests

None.

3.2(b) Subsidiaries

None.

3.3(a) Capitalization

Name of Shareholder	Number of Common Shares (1,000,000 authorized shares of Common Stock)	Percentage Interest
Pankaj Kalra	393,939	39.3939%
Ashish Sanan	393,939	39.3939%
Khannan Sankaran	212,122	21.2122%
Total:	1,000,000	100%

3.5(a) No Conflict

The following lease agreements shall be the “Landlord Leases” and each a “Landlord Lease.”

•	Lease agreement between West State Co, LP (Landlord) and Stratitude, Inc. (Tenant) for 6601 Koll Center Parkway, Suite 132 – dated January 8, 2015
•
Lease agreement among Murco Plaza (Lessor) and Agama Solutions, Inc. and Agilocity, Inc. for Suites in Murco Plaza in Fremont – dated March 14, 2013, as amended by that certain First Amendment to Lease, by and among Murco Management (Lessor) and Agama Solutions, Inc. and Stratitude, Inc. (Lessee)  – dated September 27, 2016 and valid through October 31, 2019

3.6(a) Consents

Fremont Bank Line Of Credit and Term Loan for Stratitude & Agama Solutions.

The Landlord Leases.

3.6(b) Government Consents

None.

3.7 Financials

The following financial documents are attached as Exhibit A:
•	The Consolidated Income Statement for Agama Solutions, Inc. (“Agama”) and Stratitude from January through June of 2016
•	The Consolidated Balance Sheet for Agama and Stratitude as of June 30, 2016
•	The Statement of Cash flow for Stratitude for January through June of 2016
•	The Statement of Cash flow for Agama for January through June of 2016
•	The 2015 Statement of Cash Flow for Stratitude
•	The 2015 Statement of Cash Flow for Agama
•	The 2015 Profit and Loss Statement for Stratitude
•	The 2015 Profit and Loss Statement for Agama
•	The 2015 Balance Sheet for Stratitude
•	The 2015 Balance Sheet for Agama
•	The 2014 Statement of Cash Flow for Stratitude
•	The 2014 Statement of Cash Flow for Agama
•	The 2014 Profit and Loss Statement for Stratitude
•	The 2014 Profit and Loss Statement for Agama
•	The 2014 Balance Sheet for Stratitude
•	The 2014 Balance Sheet for Agama

2

3.11(a) Leased Real Property

The Company is a party to the following leases:

•	Lease agreement between West State Co, LP (Landlord) and Stratitude, Inc. (Tenant) for 6601 Koll Center Parkway, Suite 132 – dated January 8, 2015
•
Lease agreement among Murco Plaza (Lessor) and Agama Solutions, Inc. and Agilocity, Inc. for Suites in Murco Plaza in Fremont – dated March 14, 2013, as amended by that certain First Amendment to Lease, by and among Murco Management (Lessor) and Agama Solutions, Inc. and Stratitude, Inc. (Lessee)  – dated September 27, 2016 and valid  through October 31, 2019.

3.11(b) Owned Real Property

None.

3.12(a) Registered Intellectual Property

Domain Name	Registrant
www.stratitude.com	GoDaddy Account #5444459 Login: 544459 Password: Asol9300!
www.agamasolutions.com	GoDaddy Account #20109207 Login: agamahosting Password: Rev@mped@2014

3.12(d) License Agreements

The Company has Zen (SaaS Product) licensing agreements with the following companies:

•	MDVIP – A Procter & Gamble Company ( Paid License User) – dated June 21, 2013
•	PUBLIC CONSULTING GROUP ( PCG) ( Paid License User) – dated September 23, 2014

3.13 (a)

Stratitude has Contracts with the following customers in excess of $75,000.00 per annum:
•	Advantage Technical Resourcing Supplier Profile with Stratitude, Inc. - dated Jan 26th 2015

•	Armando Montelongo Master Services Agreement with Stratitude dated April 19th 2012

•	BCBS/Zerochaos/Guide Well Incepture ZeroChaos Transfer Agreement between
3

Stratitude & APC Workforce Solutions LLC DBA Zerochaos – dated December 15, 2014

•	DataInc.11052014 Master Services agreement between Stratitude & Data Inc. - dated November 5, 2014.

•	Elastic Search Master Services Agreement between Statitude and Elastic Search – Dated May 5, 2015

•	Master Services Agreement between FireEye Inc. and Stratitude Inc. – dated January 13, 2016

•	Master Services Agreement between LoringWard/LWI Financial Inc. and Stratitude, Inc. – dated June 15, 2015

•	Master Services Agreement between Model N, Inc. and Stratitude, Inc. – dated January 4, 2013

•	Master Services Agreement between Shoretel and Stratitude – dated November 3, 2014

•	Master Services Agreement between Silver Spring Networks and Stratitude – dated November 2, 2015

•	Master Services Agreement between Tavant Technologies and Stratitude – dated May 3, 2013

•	Stratitude Subcontracting Agreement with Tech Mahindra Americas Inc. – dated April 17, 2015

•	Master Services Agreement between Tesla Motors and Stratitude – dated June 15, 2015

•	Ultra Clean Technology Staffing Agreement 12152015 with Stratitude - Dated June 24, 2014

Stratitude has Contracts with the following suppliers in excess of $75,000.00 per annum:
•	Master Services Agreement between Baanyan Software Services Inc. and Stratitude – dated November 8, 2014

•	Master Services Agreement between E-Base Technologies Inc. and Stratitude – dated November 26, 2014

•	Master Services Agreement between Elite Innovative Solutions Inc. and Stratitude – dated May 15, 2014

•	Master Services Agreement between Enterprise Pals Inc. and Stratitude – dated August 7, 2014.

4

•	Master Services Agreement between Eternity Systems Inc. and Stratitude – dated March 4, 2015

•	Master Services Agreement between Kolla Soft Inc. and Stratitude – dated May 21, 2015

•	Master Services Agreement between Prodium Consulting LLC and Stratitude – dated December 10, 2014.

•	Master Services Agreement between Sugo Inc. and Stratitude – dated March 27, 2015

•	Master Services Agreement between Tabner Inc. and Stratitude – dated February 24, 2015

•	Master Services Agreement between Taproot Solutions and Stratitude – dated April 15, 2015

•	Master Services Agreement between Virtue Group LLC and Stratitude – dated March 3, 2015

•	Master Services Agreement between Z Network Engineering LLC and Stratitude – dated May 19, 2015

•	Master Services Agreement between Ziontech Solutions Inc. and Stratitude – dated March 13, 2015

Agama has Contracts with the following customers in excess of $75,000.00 per annum

•	Master Services Agreement between Abovo Inc and Agama Solutions dated April 27, 2011.

•	Master Services Agreement between Advantis Global Inc. and Agama Solutions – dated May 14, 2009

•	Master Services Agreement between Alpha Net and Agama Solutions – dated March 13, 2015

•	Services Agreement between Apex Systems and Agama Solutions – dated May 29, 2013

•	Master Services Agreement between Ascent Services Group and Agama Solutions dated April 3, 2009.

•	Master Services Agreement and PO between Avalon Staffing, LLC and Agama Solutions – dated November 5, 2013

5

•	Master Services Agreement between Beacon Hill Staffing and Agama Solutions – dated May 14, 2011

•	Master Services Agreement between Blackstone Technology and Agama Solutions – dated January 31, 2008

•	Master Services Agreement between CES USA and Agama Solutions – dated January 23, 2015

•	Master Services Agreement between CSI and Agama Solutions – dated January 7, 2016

•	Master Services Agreement between IBA software Technologies, Inc and Agama Solutions – dated April 8, 2010

•	Master Services Agreement between Judge Group and Agama Solutions – dated January 31, 2012

•	Master Services Agreement between K-force and Agama Solutions – dated July 31, 2009

•	Master Services Agreement between M.I.S.I. Co., Ltd and Agama Solutions – dated June 16, 2011

•	Master Services Agreement between Mainz Brady Group and Agama Solutions – dated May 2, 2011

•	Master Services Agreement between Matrix Resources and Agama Solutions – dated December 23, 2013

•	Master Services Agreement Addendum between Maveric Testing Solutions Ltd and Agama Solutions – dated June 25, 2014

•	Master Services Agreement between Modis and Agama Solutions – dated October 10, 2013

•	Master Services Agreement between Polaris Consulting & Services and Agama Solutions – dated April 11, 2013

•	Master Services Agreement between Randstad and Agama Solutions – dated January 24, 2013

•	Master Services Agreement between Red Oak Technologies and Agama Solutions – dated January 8, 2014

•	Master Services Agreement between Robert Gatto Associates and Agama Solutions – dated March 16, 2010

6

•	Master Services Agreement between SA Technologies and Agama Solutions – dated August 8, 2012

•	Master Services Agreement between Sigma Resources LLC and Agama Solutions – dated May 11, 2009

•	Master Services Agreement between Signature Consultant and Agama Solutions – dated March 4, 2015

•	Master Services Agreement between Smartworks LLC and Agama Solutions – dated September 28, 2015

•	Master Services Agreement between Solugenix Corp and Agama Solutions – dated January 11, 2008

•	Master Services Agreement between Spire Systems Inc. and Agama Solutions – dated October 15, 2007

•	Master Services Agreement between Strategic Staffing Solutions/Wells Fargo and Agama Solutions – dated June 12, 2013

•	Master Services Agreement between Tac Worldwide/Advantage and Agama Solutions – dated October 13, 2014

•	Master Services Agreement between Talent Space and Agama Solutions – dated March 24, 2014

•	Master Services Agreement between Tavant Technologies and Agama Solutions – dated March 15, 2013

•	Master Services Agreement between Teamsoft Technologies LLC and Agama Solutions – dated February 4, 2014

•	Master Services Agreement between Technisource and Agama Solutions – dated February 24, 2009

•	Master Services Agreement between Vaco Technology and Agama Solutions – dated March 14, 2012

•	Master Services Agreement between Xoriant Inc. and Agama Solutions – dated May 7, 2010

•	Master Services Agreement between Yoh Services LLC and Agama Solutions – dated July 12, 2016

7

Agama has Contracts with the following suppliers in excess of $75,000.00 per annum:
•	Master Services Agreement and PO between Copper Mobile Inc. and Agama Solutons – dated April 14, 2014

•	Master Services Agreement between Red Mesa, LLC and Agama Solutions – dated January 9, 2016

•	Master Services Agreement between Woodstar Inc. (Shayde Christian) and Agama Solutions – dated June 23, 2015.

•	Master Services Agreement between Thebe Inc. and Agama Solutions – March 9, 2015

•	Master Services Agreement between Webster Consulting Services LLC and Agama Solutions – dated January 31, 2014

3.14(a) Litigation

None.

3.16(a) Permits

The Company has the following Permits:
•	Annual City of Pleasanton Business License
•	Annual City of Fremont Business License

No filings are required for Change of Control.

3.16(b) Other Person Authorization

None.

3.17 Insurance

The Company has the following insurance policies, each of which is in full force and effect as of the date hereof:
•	An Insurance Policy with General Sentinel Insurance Company that includes:
o	General Liability
o	Blanket Contractual
o	Tech E&O & Cyber
o	Automobile Liability
o	Umbrella Liability
o	Workers Compensation and Employers Liability

8

•	Third Party Crime Insurance through Hartford Fire Insurance Co.
•	Medical Insurance through United Healthcare
•	Health Insurance through Cigna
•	Dental Insurance through Guardian Dental
•	Vision Insurance through Guardian Vision
There are no pending claims under any of these policies.

3.19(g) Employment Matters

List of employees terminated in the past three (3) years or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years:
Name	Date of Termination	Reason for Termination	Base Salary and Bonus/Commission	Release of Claims or other Separation Agreement	Work Location
Karene Conlin	10/31/2014	Lack of Performance	$7,083.34/month	Release Agreement	Fremont, CA
Mark J. Cunningham	12/04/2014	Lack of Performance	$6,250.00/month	N/A	Fremont, CA
Sanket Jain	08/22/2014	Lack of Performance	$3,000.00/month	N/A	Fremont, CA
Shilpa Abani	12/31/2015	Lack of Performance	$3,167.00/month	N/A	Pleasanton, CA
Swati Dixit	05/04/2016	Lack of Performance	$3,750.00/month	N/A	Pleasanton, CA
Karthik Reballi	07/08/2016	Absconding	$43.50/hour	N/A	El Dorado Hills, CA
Shuyang Zhang	07/28/2016	Relocated to China without notice	$30.00/hour	N/A	Sacramento, CA

3.20(a) Employee Plans

The Company has the following employee plans:
•	Medical Insurance through United Healthcare

9

•	Dental Insurance through Guardian
•	Vision Insurance through Guardian
•	401K ( Only Employee Contribution)

3.24 Bank Accounts

The Company has the following Bank Accounts:
•	Fremont Bank 2971437 (Checking – Check, ACH, wire)
•	Fremont Bank 2971496 (Payroll)
•	Bank of America 0663512310 (Checking – online payment)

3.26 Customers and Suppliers

Material Customers:
1.	Kforce - $2,305,364.69 in revenue
2.	Strategic Staffing Solutions - $1,817,842.51 in revenue
3.	FireEye Inc. - $1,747,965.00 in revenue
4.	TCS/CMCA - $936,489.00 in revenue
5.	Tech Mahindra Americas Inc. - $776,265.00 in revenue
6.	Apex Systems – 686,358.38 in revenue
7.	Talent Space - $553,973.90 in revenue
8.	Ascent Services Group - $533,811.90 in revenue
9.	Avalon Staffing, LLC - $512,211.46 in revenue
10.	Tac Worldwide/Advantage Technical - $450,902.46 in revenue

Material Suppliers:
1.	Woodstar Inc. - $286,519.25 in costs
2.	Kolla Soft Inc. - $203,940.00 in costs
3.	Eternity Systems Inc. - $202,975.00 in costs
4.	Droisys Inc. - $197,030.00 in costs
5.	Tabner Inc. - $182,505.00 in costs
6.	Taproot Solutions - $168,693.00 in costs
7.	SRK Systems Inc. - $117,120.00 in costs
8.	GSR Technologies, Inc. - $86,064.00 in costs
9.	Z Network Engineering LLC - $81,840.00 in costs
10.	Red Mesa, LLC - $79,040.00 in costs

6.3 Material Action

None.
6.9 Terminate Contracts

None.
10

10.1 Additional Permitted Liens

None.

11

EXHIBIT A
FINANCIAL DOCUMENTS
[see attached]

12

AGAMA SOLUTIONS, INC. Statement of Cash Flows
January through June 2016
Jan - Jun 16
OPERATING ACTIVITIES
Net Income	193,268.22
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	334,010.15
Employee Advance	-7,269.67
Prepaid Expense	-52,834.09
Security Deposit	-4,856.00
Short Term Loan	100,000.00
Unbilled Revenue	-221,031.00
Accounts Payable	-22,593.15
AMEX- CC A/C#51001	8,264.47
Capital One- #3699	-5,653.81
Capital One - #2760	10,319.68
Fremont Bank - First Bankcard	2,994.85
Accrued Expense	26,327.07
Payroll Liabilities	-26,672.89
Salary Payable	-48,165.35
Training Fee (Refundable)	-5,500.00
Net cash provided by Operating Activities	280,608.48
INVESTING ACTIVITIES
Accum. Dep.- Equipments	5,451.00
Accum. Dep.- Furniture & Fix.	114.00
Accum. Dep.- Mini Van	594.00
Office Equipment	-2,647.68
Net cash provided by Investing Activities	3,511.32
Shareholder Distributions	-309,845.00
Net cash provided by Financing Activities	-309,845.00
Net cash increase for period	-25,725.20
Cash at beginning of period	379,812.27
Cash at end of period	354,087.07

Stratitude Inc Statement of Cash Flows
January through June 2016
Jan - Jun 16
OPERATING ACTIVITIES
Net Income	-70,873.46
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	31,481.23
Unbilled Revenue	-55,982.00
Employee Advance	2,276.15
Prepaid Expense	12,472.09
Accounts Payable	-64,943.79
Fremont Bank - First Bankcard	-4,221.59
AMEX-51001	-24,361.36
Fremont Bank - Line of Credit	250,000.00
Refundable Short Term Loan	-100,000.00
Accrued Expense	38,252.50
Accrued Payroll & Taxes Payable: Net Payroll Payable	26,837.08
Accrued Payroll & Taxes Payable: Tax Liability	-4,958.38
Net cash provided by Operating Activities	35,978.47
INVESTING ACTIVITIES
Acc. Amt. Asset - Zen	7,728.48
Acc. Amt. Asset - AJILE	16,559.52
Acc. Depr. Furniture	600.00
Acc. Depr. Office Equipment	834.00
Acc. Depr. Computer	1,512.00
Computer	-1,530.82
Net cash provided by Investing Activities	25,703.18
FINANCING ACTIVITIES
Shareholder Distribution	-1,131.00
Net cash provided by Financing Activities	-1,131.00
Net cash increase for period	60,550.65
Cash at beginning of period	321,306.51
Cash at end of period	381,857.16

Profit & Loss January through June 2016
	AGAMA	STRATITUDE

	Jan - Jun 16	Jan - Jun 16
Ordinary Income/Expense
Income
Consulting
Customer Discount	-3,995.83	-200.00
Consulting - Other	5,845,266.08	2,507,796.88
Total Consulting	5,841,270.25	2,507,596.88
Reimbursement Income	-5,371.67	-252.36
Total Income	5,835,898.58	2,507,344.52
Cost of Goods Sold
Consultant Salary	3,360,013.33	933,508.79
Consultant Salary - Sick Leave	66,380.00
Consultants - Payroll Tax	227,178.03	70,755.08
Outside Service	471,752.48	993,460.25
Total COGS	4,125,323.84	1,997,724.12
Gross Profit	1,710,574.74	509,620.40
Expense
Advertisement
Business Advertisement	16,986.12	15,475.93
Total Advertisement	16,986.12	15,475.93
Amortization		24,288.00
Auto Insurance	4,094.27
Auto Lease	23,088.25	3,601.44
Automobile Expense	1,319.99
Bank Service Charges	2,650.63	1,563.63
Business License Fee	600.00
Business Promotion	2,463.84
Depreciation Expense	7,344.00	2,946.00
Dues and Subscriptions		1,199.28
Gift Expense		1,902.53
Insurance Expense
Disability Insurance		2,118.57
Health Insurance	66,254.04	38,730.60
Professional Liability Ins.	5,112.00	4,703.90
WC/Gen Liability Insurance	23,275.40	2,773.70
Total Insurance Expense	94,641.44	48,326.77
Interest Expense	2,764.03	5,239.75
Internet & Cable Charges	9,193.14	704.16
Legal Fee
Attorney Fee	42,271.01	10,269.00

	Jan - Jun 16	Jan - Jun 16
H1 Processing Fee	38,252.00	8,820.00
Immigration Fee	3,486.00
Total Legal Fee	84,009.01	19,089.00
Office Expenses	29,481.29	10,523.13
Office Supplies	3,856.09
Outside Service - G&A	71,397.00	13,084.00
Outside Service - Recruiting	2,240.00	35,925.80
Payroll Expense	11,515.32	1,613.59
Payroll Taxes - SG&A	55,127.62	24,010.31
Payroll/Salaries
Commission	295,023.00	76,246.65
Salary-G&A	182,251.20	81,000.00
Salary-Management	139,800.00	60,000.00
Salary-Marketing	159,017.26	82,067.99
Salary-Recruiting	107,500.00	36,000.00
Salary-Training	92,230.20
salary-Vacation	30,818.00	12,328.00
Total Payroll/Salaries	1,006,639.66	347,642.64
Placement Expenses	3,729.78	6,825.94
Postage	3,206.13	258.07
Professional Fees	17,366.00	1,680.00
Relocation Expense	8,000.00
Rent Expense	132,012.03	19,993.17
Staff Meals & Promotion	547.84
Staff Medical Expense	1,142.00	254.95
Taxes
City	16,583.84	1,721.29
State	15,372.76	1,483.92
Total Taxes	31,956.60	3,205.21
Telephone/Communication Exp.	11,901.19	5,884.12
Training & Education Expense	23,498.00
Training, Boarding & Lodging	7,096.58
Travel Expense
Lodge	5,087.97	819.92
Meal	13,187.56	7,699.09
Transportion	7,624.70	8,437.51
Travel	24,081.92	980.92
Total Travel Expense	49,982.15	17,937.44
Utilities	3,105.52
Total Expense	1,722,955.52	613,174.86
Net Ordinary Income	-12,380.78	-103,554.46
Net Income	-12,380.78	-103,554.46

Profit & Loss January through June 2016
INTER-CO.

Jan - Jun 16
Ordinary Income/Expense
Income
Consulting
Customer Discount
Consulting - Other	-267,591.00
Total Consulting	-267,591.00
Reimbursement Income
Total Income	-267,591.00
Cost of Goods Sold
Consultant Salary
Consultant Salary - Sick Leave
Consultants - Payroll Tax
Outside Service	-183,110.00
Total COGS	-183,110.00
Gross Profit	-84,481.00
Expense
Advertisement
Business Advertisement
Total Advertisement
Amortization
Auto Insurance
Auto Lease
Automobile Expense
Bank Service Charges
Business License Fee
Business Promotion
Depreciation Expense
Dues and Subscriptions
Gift Expense
Insurance Expense
Disability Insurance
Health Insurance
Professional Liability Ins.
WC/Gen Liability Insurance
Total Insurance Expense
Interest Expense
Internet & Cable Charges
Legal Fee
Attorney Fee

Jan - Jun 16
Ordinary Income/EHx1pPenrosceessing Fee
Immigration Fee
Total Legal Fee
Office Expenses
Office Supplies
Outside Service - G&A	-84,481.00
Outside Service - Recruiting
Payroll Expense
Payroll Taxes - SG&A
Payroll/Salaries
Commission
Salary-G&A
Salary-Management
Salary-Marketing
Salary-Recruiting
Salary-Training
salary-Vacation
Total Payroll/Salaries
Placement Expenses
Postage
Professional Fees
Relocation Expense
Rent Expense
Staff Meals & Promotion
Staff Medical Expense
Taxes
City
State
Total Taxes
Telephone/Communication Exp.
Training & Education Expense
Training, Boarding & Lodging
Travel Expense
Lodge
Meal
Transportion
Travel
Total Travel Expense
Utilities
Total Expense	-84,481.00
Net Ordinary Income	0.00
Net Income	0.00

Profit & Loss January through June 2016
TOTAL

Jan - Jun 16
Ordinary Income/Expense
Income
Consulting
Customer Discount	-4,195.83
Consulting - Other	8,085,471.96
Total Consulting	8,081,276.13
Reimbursement Income	-5,624.03
Total Income	8,075,652.10
Cost of Goods Sold
Consultant Salary	4,293,522.12
Consultant Salary - Sick Leave
Consultants - Payroll Tax	297,933.11
Outside Service	1,282,102.73
Total COGS	5,939,937.96
Gross Profit	2,135,714.14
Expense
Advertisement
Business Advertisement	32,462.05
Total Advertisement	32,462.05
Amortization	24,288.00
Auto Insurance	4,094.27
Auto Lease	26,689.69
Automobile Expense	1,319.99
Bank Service Charges	4,214.26
Business License Fee	600.00
Business Promotion	2,463.84
Depreciation Expense	10,290.00
Dues and Subscriptions	1,199.28
Gift Expense	1,902.53
Insurance Expense
Disability Insurance	2,118.57
Health Insurance	104,984.64
Professional Liability Ins.	9,815.90
WC/Gen Liability Insurance	26,049.10
Total Insurance Expense	142,968.21
Interest Expense	8,003.78
Internet & Cable Charges	9,897.30
Legal Fee
Attorney Fee	52,540.01

Jan - Jun 16
Ordinary Income/EHx1pPenrosceessing Fee	47,072.00
Immigration Fee	3,486.00
Total Legal Fee	103,098.01
Office Expenses	40,004.42
Office Supplies	3,856.09
Outside Service - G&A	0.00
Outside Service - Recruiting	38,165.80
Payroll Expense	13,128.91
Payroll Taxes - SG&A	79,137.93
Payroll/Salaries
Commission	371,269.65
Salary-G&A	263,251.20
Salary-Management	199,800.00
Salary-Marketing	241,085.25
Salary-Recruiting	143,500.00
Salary-Training	92,230.20
salary-Vacation	43,146.00
Total Payroll/Salaries	1,354,282.30
Placement Expenses	10,555.72
Postage	3,464.20
Professional Fees	19,046.00
Relocation Expense	8,000.00
Rent Expense	152,005.20
Staff Meals & Promotion	547.84
Staff Medical Expense	1,396.95
Taxes
City	18,305.13
State	16,856.68
Total Taxes	35,161.81
Telephone/Communication Exp.	17,785.31
Training & Education Expense	23,498.00
Training, Boarding & Lodging	7,096.58
Travel Expense
Lodge	5,907.89
Meal	20,886.65
Transportion	16,062.21
Travel	25,062.84
Total Travel Expense	67,919.59
Utilities	3,105.52
Total Expense	2,251,649.38
Net Ordinary Income	-115,935.24
Net Income	-115,935.24

AGAMA SOLUTIONS, INC. Statement of Cash Flows
January through December 2014
Jan - Dec 14
OPERATING ACTIVITIES
Net Income	555,297.32
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	-54,067.31
Employee Advance	2,257.71
Loan Recoverable	73,302.00
Prepaid Expense	-75,406.10
Security Deposit	-600.00
Short Term Loan	69,000.00
Unbilled Revenue	-153,011.55
Accounts Payable	-96,509.84
BOA-Ashish Sanan CC A/C#9580	13,092.84
BOA Visa Award - 5221	5,320.90
Capital One-Tanu Kalra #3699	3,972.53
Capital One - Sanan#2760	2,156.11
Accrued Expense	6,969.00
Payroll Liabilities	21,023.64
Salary Payable	201,475.39
Training Fee (Refundable)	44,000.00
Net cash provided by Operating Activities	618,272.64
INVESTING ACTIVITIES
Accum. Dep.- Equipments	10,664.00
Accum. Dep.- Furniture & Fix.	240.00
Accum. Dep.- Mini Van	1,188.00
Office Equipment	-7,538.54
Net cash provided by Investing Activities	4,553.46
FINANCING ACTIVITIES
Capital Stock: Ashish Sanan	265.50
Capital Stock: Khannan Sankaran	143.00
Capital Stock: Pankaj Kalra	265.50
Capital Stock: Shalesh Jawa	-674.00
Shareholder Distributions: Ashish Sanan	-115,000.00
Shareholder Distributions: Khannan Sankaran	-61,000.00
Shareholder Distributions: Pankaj Kalra	-115,000.00
Shareholder Distributions: Shalesh Jawa	-136,538.00
Net cash provided by Financing Activities	-427,538.00
Net cash increase for period	195,288.10
Cash at beginning of period	156,038.77
Cash at end of period	351,326.87

AGAMA SOLUTIONS, INC. Statement of Cash Flows
January through December 2015
Jan - Dec 15
OPERATING ACTIVITIES
Net Income	830,356.73
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	-103,930.84
Employee Advance	-12,930.01
Prepaid Expense	-34,210.42
Security Deposit	-100.00
Short Term Loan	151,700.00
Unbilled Revenue	188,992.00
Accounts Payable	1,435.69
BOA-Ashish Sanan CC A/C#9580	-13,216.38
BOA Visa Award - 5221	-5,187.06
Capital One-Tanu Kalra #3699	3,943.25
Capital One - Sanan#2760	1,221.49
Fremont Bank - First Bankcard	11,523.40
Accrued Expense	-3,934.62
Payroll Liabilities	-12,559.69
Salary Payable	-31,512.51
Training Fee (Refundable)	-70,665.00
Net cash provided by Operating Activities	900,926.03
INVESTING ACTIVITIES
Accum. Dep.- Equipments	10,908.00
Accum. Dep.- Furniture & Fix.	334.00
Accum. Dep.- Mini Van	1,183.00
Office Equipment	-3,653.63
Net cash provided by Investing Activities	8,771.37
FINANCING ACTIVITIES
Capital Stock: Ashish Sanan	79.25
Capital Stock: Khannan Sankaran	42.50
Capital Stock: Pankaj Kalra	79.25
Capital Stock: Shalesh Jawa	-201.00
Shareholder Distributions: Ashish Sanan	-329,334.00
Shareholder Distributions: Khannan Sankaran	-178,262.00
Shareholder Distributions: Pankaj Kalra	-329,334.00
Shareholder Distributions: Shalesh Jawa	-44,282.00
Net cash provided by Financing Activities	-881,212.00
Net cash increase for period	28,485.40
Cash at beginning of period	351,326.87
Cash at end of period	379,812.27

AGAMA SOLUTIONS, INC. Profit & Loss January through December 2014	Accrual Basis
TOTAL
Ordinary Income/Expense
Income
Consulting
Customer Discount	-28,608.25
Consulting - Other	12,150,050.43
Total Consulting	12,121,442.18
Reimbursement Income	3,793.08
Training Fee	10,000.00
Total Income	12,135,235.26
Cost of Goods Sold
Consultant Salary	7,406,441.33
Consultants - Payroll Tax	499,961.47
Outside Service	943,961.58
Total COGS	8,850,364.38
Gross Profit	3,284,870.88
Expense
Advertisement
Business Advertisement	23,736.06
Total Advertisement	23,736.06
Auto Insurance	3,605.40
Auto Lease	42,611.37
Automobile Expense	7,250.28
Bad Debts	4,800.00
Bank Service Charges	10,625.74
Business License Fee	350.00
Business Promotion	5,736.15
Charity & Donation	4,594.00
Depreciation Expense	12,092.00
Dues and Subscriptions	1,800.59
Insurance Expense
Health Insurance	131,350.30
Professional Liability Ins.	6,193.50
WC/Gen Liability Insurance	38,772.63
Insurance Expense - Other	1,928.86
Total Insurance Expense	178,245.29
Interest Expense	14,026.52
Internet & Cable Charges	23,997.51
Legal Fee
Attorney Fee	58,333.26
H1 Processing Fee	38,517.02

TOTAL
Immigration Fee	2,036.00
Total Legal Fee	98,886.28
Office Expenses	28,067.29
Office Supplies	7,425.99
Outside Service - G&A	190,874.00
Payroll Expense	9,305.43
Payroll Taxes - SG&A	100,653.01
Payroll/Salaries
Commission	334,414.46
Salary-G&A	273,833.86
Salary-Management	134,000.00
Salary-Marketing	277,901.66
Salary-Recruiting	133,590.73
Salary-Training	199,505.96
Total Payroll/Salaries	1,353,246.67
Placement Expenses	7,271.64
Postage	5,865.51
Professional Fees	173,611.20
Relocation Expense	20,500.00
Rent Expense	184,523.00
Staff Meals & Promotion	21,754.50
Staff Medical Expense	9,833.41
Taxes
City	13,074.14
State	22,224.75
Total Taxes	35,298.89
Telephone/Communication Exp.	22,495.27
Training, Boarding & Lodging	13,602.90
Travel Expense
Lodge	15,097.85
Meal	25,056.07
Transportion	20,916.38
Travel	47,167.35
Total Travel Expense	108,237.65
Utilities	4,655.85
Total Expense	2,729,579.40
Net Ordinary Income	555,291.48
Other Income/Expense
Other Income
Interest Earned	5.84
Total Other Income	5.84
Net Other Income	5.84
Net Income	555,297.32

TOTAL

EBITDA	616,708.89

AGAMA SOLUTIONS, INC.
Balance Sheet
As of December 31, 2014	Accrual Basis

Dec 31, 14

ASSETS
Current Assets
Checking/Savings
Bank of America - Checking-0313	351,326.87
Total Checking/Savings	351,326.87
Accounts Receivable
Accounts Receivable	1,391,181.46
Total Accounts Receivable	1,391,181.46
Other Current Assets
Employee Advance	3,200.00
Prepaid Expense	104,947.92
Security Deposit	16,535.00
Short Term Loan	251,700.00
Unbilled Revenue	205,145.00
Total Other Current Assets	581,527.92

Total Current Assets	2,324,036.25

Fixed Assets
Accum. Dep.- Equipments	-40,116.00
Accum. Dep.- Furniture & Fix.	-1,770.00
Accum. Dep.- Mini Van	-5,338.00
Furniture & Fixtures	3,153.60
Minivan	8,300.00
Office Equipment	71,988.59
Total Fixed Assets	36,218.19
TOTAL ASSETS	2,360,254.44

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	144,116.91
Total Accounts Payable	144,116.91
Credit Cards	29,275.02
Other Current Liabilities
Accrued Expense	9,849.00
Excess Pyt. Refundable Account	15,350.88
Payroll Liabilities	81,940.81
Salary Payable	764,846.55
Training Fee (Refundable)	89,665.00
Total Other Current Liabilities	961,652.24
Total Current Liabilities	1,135,044.17

Dec 31, 14
Total Liabilities	1,135,044.17
Equity
Capital Stock
Ashish Sanan	1,890.50
Khannan Sankaran	1,018.00
Pankaj Kalra	1,890.50
Shalesh Jawa	201.00
Total Capital Stock	5,000.00
Retained Earnings	2,361,292.95
Shareholder Distributions	-1,696,380.00
Net Income	555,297.32
Total Equity	1,225,210.27
TOTAL LIABILITIES & EQUITY	2,360,254.44

AGAMA SOLUTIONS, INC. Profit & Loss
January through December 2015	Accrual Basis
TOTAL
Ordinary Income/Expense
Income
Consulting
Customer Discount	-4,835.27
Consulting - Other	12,656,171.88
Total Consulting	12,651,336.61
Reimbursement Income	-1,811.75
Training Fee	111,667.00
Total Income	12,761,191.86
Cost of Goods Sold
Consultant Salary	7,751,375.74
Consultants - Payroll Tax	509,073.61
Outside Service	857,684.03
Total COGS	9,118,133.38
Gross Profit	3,643,058.48
Expense
Advertisement
Business Advertisement	36,698.92
Total Advertisement	36,698.92
Auto Insurance	2,869.71
Auto Lease	47,468.03
Automobile Expense	5,005.67
Bad Debts	2,595.00
Bank Service Charges	9,048.01
Business License Fee	600.00
Business Promotion	4,211.07
Charity & Donation	6,600.00
Depreciation Expense	12,425.00
Dues and Subscriptions	1,395.21
Insurance Expense
Health Insurance	102,263.00
Professional Liability Ins.	9,187.00
WC/Gen Liability Insurance	51,176.44
Insurance Expense - Other	1,735.61
Total Insurance Expense	164,362.05
Interest Expense	15,976.18
Internet & Cable Charges	24,216.31
Legal Fee
Attorney Fee	93,253.52
H1 Processing Fee	71,025.00

TOTAL
Immigration Fee	7,876.00
Total Legal Fee	172,154.52
Office Expenses	45,929.98
Office Supplies	5,726.12
Outside Service - G&A	151,306.00
Outside Service - Marketing	13,372.86
Outside Service - Recruiting	25,902.34
Payroll Expense	9,257.96
Payroll Taxes - SG&A	93,173.70
Payroll/Salaries
Commission	358,054.68
Salary-G&A	322,029.21
Salary-Management	159,000.00
Salary-Marketing	278,623.43
Salary-Recruiting	136,602.01
Salary-Training	152,389.36
Total Payroll/Salaries	1,406,698.69
Placement Expenses	2,796.78
Postage	4,654.50
Professional Fees	91,817.63
Relocation Expense	21,250.00
Rent Expense	215,531.04
Staff Meals & Promotion	13,620.27
Staff Medical Expense	5,871.61
Taxes
City	15,524.44
Property Tax	41.41
State	9,594.00
Total Taxes	25,159.85
Telephone/Communication Exp.	21,819.35
Training & Education Expense	6,584.00
Training, Boarding & Lodging	13,225.85
Travel Expense
Entertainment	6,000.00
Lodge	12,819.97
Meal	25,834.71
Transportion	23,615.08
Travel	59,432.22
Total Travel Expense	127,701.98
Utilities	5,675.56
Total Expense	2,812,701.75
Net Ordinary Income	830,356.73
Net Income	830,356.73

TOTAL
EBITDA	883,917.76

AGAMA SOLUTIONS, INC. Balance Sheet
As of December 31, 2015	Accrual Basis
Dec 31, 15

ASSETS
Current Assets
Checking/Savings
Bank of America - Checking-0313	29,762.37
Fremont Bank #1410	343,234.76
Fremont Bank #1429 - Payroll	6,076.19
Paypal	538.95
Petty Cash	200.00
Total Checking/Savings	379,812.27
Accounts Receivable
Accounts Receivable	1,495,112.30
Total Accounts Receivable	1,495,112.30

Other Current Assets
Employee Advance	16,130.01
Prepaid Expense	139,158.34
Security Deposit	16,635.00
Short Term Loan	100,000.00
Unbilled Revenue	16,153.00
Total Other Current Assets	288,076.35
Total Current Assets	2,163,000.92

Fixed Assets
Accum. Dep.- Equipments	-51,024.00
Accum. Dep.- Furniture & Fix.	-2,104.00
Accum. Dep.- Mini Van	-6,521.00
Furniture & Fixtures	3,153.60
Minivan	8,300.00
Office Equipment	75,642.22
Total Fixed Assets	27,446.82
TOTAL ASSETS	2,190,447.74

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	145,552.60
Total Accounts Payable	145,552.60
Total Credit Cards	27,559.72
Other Current Liabilities
Accrued Expense	5,914.38
Excess Pyt. Refundable Account	15,350.88
Payroll Liabilities	69,381.12

Dec 31, 15
Salary Payable	733,334.04
Training Fee (Refundable)	19,000.00
Total Other Current Liabilities	842,980.42
Total Current Liabilities	1,016,092.74
Total Liabilities	1,016,092.74
Equity
Capital Stock
Ashish Sanan	1,969.75
Khannan Sankaran	1,060.50
Pankaj Kalra	1,969.75
Total Capital Stock	5,000.00
Retained Earnings	2,916,590.27
Shareholder Distributions	-2,577,592.00
Net Income	830,356.73
Total Equity	1,174,355.00
TOTAL LIABILITIES & EQUITY	2,190,447.74

Balance Sheet
As of June 30, 2016

	AGAMA	STRATITUDE
	Jun 30, 16	Jun 30, 16

ASSETS
Current Assets
Checking/Savings
Bank of America - Checking-0313	28,821.22	10,042.36
Fremont Bank #1410	324,607.62	365,851.70
Fremont Bank #1429 - Payroll	-80.72	-20.90
Paypal	538.95	72.52
Petty Cash	200.00
Total Checking/Savings	354,087.07	375,945.68
Accounts Receivable
Accounts Receivable	1,161,102.15	894,186.26
Total Accounts Receivable	1,161,102.15	894,186.26

Other Current Assets
Employee Advance	23,399.68	7,600.95
Prepaid Expense	191,992.43	28,241.05
Security Deposit	21,491.00	3,400.00
Unbilled Revenue	237,184.00	55,982.00
Undeposited Funds		5,984.00
Total Other Current Assets	474,067.11	101,208.00
Total Current Assets	1,989,256.33	1,371,339.94

Fixed Assets
Acc. Amt. Asset - Zen		-10,304.64
Intangible Asset - Zen		33,490.00
Acc. Amt. Asset - AJILE		-49,678.56
Intangible Asset - AJILE		99,357.00
Accum. Dep.- Equipments	-56,475.00	-32,054.00
Accum. Dep.- Furniture & Fix.	-2,218.00	-6,962.00
Acc. Depr. Computer		-13,511.00
Furniture & Fixtures	3,153.60	9,355.36
Computer		19,626.33
Office Equipment	78,289.90	32,144.22
Total Fixed Assets	22,750.50	81,462.71
TOTAL ASSETS	2,012,006.83	1,452,802.65

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	122,959.45	437,745.34
Total Accounts Payable	122,959.45	437,745.34
Credit Cards	43,484.91	1,329.64

	Jun 30, 16	Jun 30, 16
Other Current Liabilities
Accrued Expense	32,241.45	71,742.50
Excess Pyt. Refundable Account	15,350.88
Fremont Bank - Line of Credit		250,000.00
Payroll Liabilities	42,708.23	15,080.41
Salary Payable	889,632.69	244,080.01
Training Fee (Refundable)	13,500.00
Total Other Current Liabilities	993,433.25	580,902.92
Total Current Liabilities	1,159,877.61	1,019,977.90
Total Liabilities	1,159,877.61	1,019,977.90
Equity
Capital Stock
Ashish Sanan	1,969.75	39.40
Khannan Sankaran	1,060.50	21.20
Pankaj Kalra	1,969.75	39.40
Total Capital Stock	5,000.00	100.00
Retained Earnings	3,746,947.00	1,194,267.55
Shareholder Distributions	-2,887,437.00	-657,988.34
Net Income	-12,380.78	-103,554.46
Total Equity	852,129.22	432,824.75
TOTAL LIABILITIES & EQUITY	2,012,006.83	1,452,802.65

Balance Sheet
As of June 30, 2016

	INTER-CO.	CONSOLIDATED
	Jun 30, 16	Jun 30, 16

ASSETS
Current Assets
Checking/Savings
Bank of America - Checking-0313		38,863.58
Fremont Bank #1410		690,459.32
Fremont Bank #1429 - Payroll		-101.62
Paypal		611.47
Petty Cash		200.00
Total Checking/Savings		730,032.75
Accounts Receivable
Accounts Receivable	-53,876.00	2,001,412.41
Total Accounts Receivable	-53,876.00	2,001,412.41

Other Current Assets
Employee Advance		31,000.63
Prepaid Expense		220,233.48
Security Deposit		24,891.00
Unbilled Revenue		293,166.00
Undeposited Funds		5,984.00
Total Other Current Assets		575,275.11
Total Current Assets	-53,876.00	3,306,720.27

Fixed Assets
Acc. Amt. Asset - Zen		-10,304.64
Intangible Asset - Zen		33,490.00
Acc. Amt. Asset - AJILE		-49,678.56
Intangible Asset - AJILE		99,357.00
Accum. Dep.- Equipments		-88,529.00
Accum. Dep.- Furniture & Fix.		-9,180.00
Acc. Depr. Computer		-13,511.00
Furniture & Fixtures		12,508.96
Computer		19,626.33
Office Equipment		110,434.12
Total Fixed Assets		104,213.21
TOTAL ASSETS	-53,876.00	3,410,933.48

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	-53,876.00	506,828.79
Total Accounts Payable	-53,876.00	506,828.79
Credit Cards		44,814.55

	Jun 30 , 16	Jun 30, 16
Other Current Liabilities
Accrued Expense		103,983.95
Excess Pyt. Refundable Account		15,350.88
Fremont Bank - Line of Credit		250,000.00
Payroll Liabilities		57,788.64
Salary Payable		1,133,712.70
Training Fee (Refundable)		13,500.00
Total Other Current Liabilities		1,574,336.17
Total Current Liabilities	-53,876.00	2,125,979.51
Total Liabilities	-53,876.00	2,125,979.51
Equity
Capital Stock
Ashish Sanan		2,009.15
Khannan Sankaran		1,081.70
Pankaj Kalra		2,009.15
Total Capital Stock		5,100.00
Retained Earnings		4,941,214.55
Shareholder Distributions		-3,545,425.34
Net Income		-115,935.24
Total Equity		1,284,953.97
TOTAL LIABILITIES & EQUITY	-53,876.00	3,410,933.48

Stratitude Inc Statement of Cash Flows
January through December 2014
Jan - Dec 14
OPERATING ACTIVITIES
Net Income	-257,894.19
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	337,562.38
Unbilled Revenue	-12,588.92
Employee Advance	-6,000.00
Prepaid Expense	-85,081.06
Accounts Payable	144,873.26
AMEX-51001	821.11
AMEX-1003	-225.83
BOA CC #7178	2,927.21
AMEX-1006	-3,057.85
Accrued Expense	2,800.00
BOA-Commercial Line of Credit	90,000.00
Accrued Payroll & Taxes Payable: Net Payroll Payable	42,539.81
Accrued Payroll & Taxes Payable: Tax Liability	7,899.42
Net cash provided by Operating Activities	264,575.34
INVESTING ACTIVITIES
Intangible Asset - AJILE	-99,357.00
Acc. Depr. Furniture	1,272.00
Acc. Depr. Office Equipment	2,184.00
Acc. Depr. Computer	3,180.00
Net cash provided by Investing Activities	-92,721.00
FINANCING ACTIVITIES
Shareholder Distribution	-131,963.00
Net cash provided by Financing Activities	-131,963.00
Net cash increase for period	39,891.34
Cash at beginning of period	200,381.99
Cash at end of period	240,273.33

Stratitude Inc Statement of Cash Flows
January through December 2015
Jan - Dec 15
OPERATING ACTIVITIES
Net Income	263,347.23
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	-458,723.24
Unbilled Revenue	30,108.92
Employee Advance	-3,877.10
Prepaid Expense	53,345.04
Accounts Payable	175,097.58
Fremont Bank - First Bankcard	5,551.23
AMEX-51001	23,540.25
BOA CC #7178	-2,927.21
Refundable Short Term Loan	100,000.00
Accrued Expense	30,690.00
BOA-Commercial Line of Credit	-90,000.00
Accrued Payroll & Taxes Payable: Net Payroll Payable	-35,872.69
Accrued Payroll & Taxes Payable: Tax Liability	-7,635.28
Net cash provided by Operating Activities	82,644.73
INVESTING ACTIVITIES
Acc. Amt. Asset - Zen	2,576.16
Intangible Asset - Zen	-33,490.00
Acc. Amt. Asset - AJILE	33,119.04
Acc. Depr. Furniture	1,194.00
Acc. Depr. Office Equipment	1,754.00
Acc. Depr. Computer	2,843.00
Computer	-2,216.75
Rent Deposit	-2,362.00
Net cash provided by Investing Activities	3,417.45
FINANCING ACTIVITIES
Shareholder Distribution	38,973.83
Shareholders Contributions	-44,002.83
Net cash provided by Financing Activities	-5,029.00
Net cash increase for period	81,033.18
Cash at beginning of period	240,273.33
Cash at end of period	321,306.51

Stratitude Inc Profit & Loss
January through December 2014	Accrual Basis
TOTAL
Ordinary Income/Expense
Income
Discount	-11,856.52
Reimbursed Expenses - Income	8,264.50
Service Revenue	3,595,277.01
Total Income	3,591,684.99
Cost of Goods Sold
Consultants - Payroll Tax	121,865.23
Consultants Salary	1,496,620.82
Project Related Costs
Outside Consultants	962,096.58
Total Project Related Costs	962,096.58
Total COGS	2,580,582.63
Gross Profit	1,011,102.36
Expense
Placement Expense	1,840.33
Outside Services
Outside Service - Recruiting	1,602.00
Total Outside Services	1,602.00
Staff Meal and Promotion	458.42
Staff Medical Expense	1,202.98
Taxes
City	6,985.14
State	8,430.69
Total Taxes	15,415.83
Automobile Lease	10,822.93
Depreciation Expense	6,636.00
Relocation Expense	500.00
Tax Property	439.91
Payroll Expenses
Payroll Taxes - SG&A	63,920.92
Salary-G&A	106,192.30
Salary-Management	112,768.80
Salary-Recruiting	89,619.39
Salary-Marketing	319,436.51
Guest House exp	-150.00
Commission	87,621.78
Payroll Service Fees	3,146.96
Total Payroll Expenses	782,556.66
Rent	54,273.30

TOTAL
Advertising Expense	23,652.09
Marketing Expense	2,858.07
Business License & Fees	779.00
Office Supplies	145.75
Office Expense	41,436.09
Postage and Delivery	242.10
Telephone Expense	10,758.69
Computer and Internet Expense	3,204.18
Dues and Subscriptions	2,327.39
Website Expense	10,000.00
Gift Expense	8,472.79
Conference and Meetings	8,001.40
Contributions	110.00
Insurance
Auto Insurance	1,500.25
Disability Insurance	2,304.88
General Liability Insurance	12,510.81
Medical Insurance	29,597.92
Worker's Compensation	1,787.06
Insurance - Other	-17.00
Total Insurance	47,683.92
Outside Service	47,734.00
Professional Fees
Accounting Fees	71,519.16
Legal Fees	8,667.37
Professional Fees - Other	57,283.48
Total Professional Fees	137,470.01
H1B & GC Expense	5,730.78
Automobile Expense	2,348.13
Travel & Entertainment
Transportation	6,951.28
Lodging	10,508.15
Meals	8,703.60
Travel	6,619.89
Total Travel & Entertainment	32,782.92
Bank Service Charges	2,754.39
Total Expense	1,264,240.06
Net Ordinary Income	-253,137.70
Other Income/Expense
Other Income
Interest Income	2.04
Total Other Income	2.04
Other Expense

TOTAL
Interest Expense	4,758.53
Total Other Expense	4,758.53
Net Other Income	-4,756.49
Net Income	-257,894.19

EBITDA	-235,842.36